Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of the Effective Date (as defined below), is entered into by and among the Federal Home Loan Bank of San Francisco (“the Bank”) and Teresa Bryce Bazemore (“Executive”).
WHEREAS, the Bank desires to employ Executive as President and Chief Executive Officer and to enter into an agreement embodying the terms of such employment;
WHEREAS, Executive desires to accept employment as President and Chief Executive Officer, subject to the terms and conditions of this Agreement;
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Position and Duties. Executive shall be employed as President and Chief Executive Officer with overall charge and responsibility for the business and affairs of the Bank. Executive shall report directly to the Board of Directors (“Board”) and shall perform such duties as the Executive shall reasonably be directed to perform by the Board. Executive shall devote the Executive’s best efforts to the performance of the duties of the Executive’s positions with the Bank and shall devote substantially all the Executive’s business time and attention to the performance of the Executive’s duties under this Agreement, excluding any periods of vacation and sick leave to which Executive is entitled. Executive may, subject to the approval of the Board, such approval not to be unreasonably withheld: (a) serve on civic or charitable boards or committees; (b) serve on no more than two (2) for-profit company boards or committees; and (c) deliver lectures and fulfill speaking engagements, so long as such activities do not, in the view of the Board interfere, in any substantive respect, with Executive’s responsibilities hereunder or conflict in any material way with the business of the Bank or the Bank’s codes of conduct. The Board has approved Executive’s service on the boards listed on the attached Exhibit A.
2.Term. Subject to the provisions for early termination hereinafter provided, Executive’s employment hereunder shall be for an initial term commencing on March 15, 2021, or as soon as practicable, but in no case shall the initial term commence later than April 5, 2021 (the first day of employment is referred to as the “Effective Date”), and ending three (3) years after the Effective Date (the “Initial Term”); provided, however, that the term of the Agreement shall be automatically extended by one (1) year effective upon the conclusion of the Initial Term, and each year thereafter, unless and until such date as the Bank or Executive shall have terminated this automatic extension provision by giving written notice to the other party at least one (1) month prior to the end of the Initial Term or any extension thereof (any term after the Initial Term is referred to herein as “Term” and any such written notice is referred to herein as a “Non-Renewal”). Notwithstanding the foregoing, the employment relationship between Executive and the Bank is “at will” by law and may be terminated at any time, including at any time during or following the Initial Term or any Term, without cause by either party on written notice (“Termination”). No other prior or subsequent oral representations, writings, or course of conduct by anybody at the Bank may alter the “at-will” nature of the employment relationship and nothing in this Agreement should be construed to create any relationship other than “at-will” employment as specified herein. The “at-will” nature of the employment relationship at all times

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may be modified only when permitted by applicable law and by a writing signed by both Executive and the Board, specifically amending this Agreement with respect to the issue of the “at-will” employment relationship.

3.Terms of Employment.

A.    Position. Executive shall, as noted, serve as President and Chief Executive Officer. Executive shall perform such duties as are usual and customary for the position of President and CEO and such other work as the Board shall reasonably assign.

B.    Compensation.

(i)Salary. Executive’s salary during the Initial Term and any subsequent Term shall be $875,000 per annum (“Salary”), is subject to annual review and market-based increases and shall be prorated based on a 365-calendar-day count. The Salary shall be subject to all applicable state and federal tax withholdings, payable in semi-monthly installments consistent with the Bank’s normal payroll process. The Salary and any increases are subject to review and non-objection by the Federal Housing Finance Agency or any successor agency (“Finance Agency”).

(ii)Sign-On Payment. The Bank shall provide Executive with a sign-on payment in the amount of $100,000 (“Sign-On Payment”) subject to prior review and non-objection by the Finance Agency. The Sign-On Payment shall be subject to all applicable state and federal tax withholdings and payable in two installments as follows: $50,000 shall be paid thirty (30) days from the Effective Date; and $50,000 shall be paid six (6) months from the Effective Date. In the event Executive’s employment terminates for Cause or Without Good Reason, as defined in Section 7, below, (the “Termination Date”), and prior to the one (1) year anniversary of payment with respect to an installment, you agree to repay the Bank within five (5) business days following the date of termination the amount paid to you from that installment.

(iii) SERP Contribution Credit. Executive shall be eligible to participate in the Bank’s Supplemental Executive Retirement Plan (“SERP”), attached hereto as Exhibit B, based on the Effective Date. In accordance with the SERP, as amended to add Schedule D, Executive will receive Contribution Credit Service (as defined in the SERP) commencing with the 2021 Plan year as follows: 25% of Compensation (as defined in the SERP) for Contribution Credit Service less than 5 years; 35% of Compensation for Contribution Credit Service of 5 years or more.

(iv) Incentive Compensation. In addition to Salary, Executive shall be eligible to participate in the Bank’s Executive Incentive Plan (“EIP”), and any successor plans, which apply to the Bank’s president and chief executive officer, as approved from time to time by the Board and subject to review and non-objection by the Finance Agency. The EIP includes short term incentive components and long term incentive components, and provides for incentive compensation awards (“EIP Awards”) tied to annual performance period (“Performance Period”) goals and achievement measures as established by the Board from year-to-year.  The annual

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Performance Period goals and achievement measures and all EIP Awards, as determined by the Board, are subject to prior review and non-objection by the Finance Agency.

(v)Taxes and Withholdings. The Bank may withhold from any amounts payable under this Agreement such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulations, which amounts shall be deemed to have been paid to Executive.

C.    Benefit Programs. Executive is entitled to participate in relevant benefit plans, including currently the Bank’s health benefit plans, Savings 401(k) Plan, Cash Balance Plan, Deferred Compensation Plan, and Benefit Equalization Plan, provided the Executive meets applicability eligibility requirements and shares a portion of the costs, as applicable, in accordance with each such plan, as they may be in effect from time to time. Details of such benefits are included in the Bank’s policies, benefit summaries and plan descriptions.

D.    Relocation. The Bank will reimburse Executive for reasonable temporary housing costs up to twelve (12) months from the date Executive starts working from the San Francisco Bay Area (it being recognized that the date Executive starts working from the San Francisco Bay Area may be delayed because of the COVID-19 pandemic) at a rental residence selected by Executive, moving costs and non-recurring transactions costs related to Executive’s move, and if applicable, related to the purchase of a house in the San Francisco Bay Area with an expectation that a move to the San Francisco Bay Area would occur within a reasonable period of time, but in no event later than twelve (12) months after the Effective Date (“Relocation Costs”). The Bank will reimburse Executive up to $250,000 for actual Relocation Costs supported by adequate receipts and documentation sufficient to satisfy taxing authorities and as required by Bank policy (“Reimbursement Allowance”), subject to Executive’s continued employment through the date the expense is incurred. Executive’s submission(s) for reimbursement from the Reimbursement Allowance must be completed by no later than twenty-four (24) months following the Effective Date, at which time any unused portion of the Reimbursement Allowance shall be forfeited. The Bank shall pay any such reimbursement within 30 days after the expense has been submitted for reimbursement under the Reimbursement Allowance, and in any event by March 15 of the calendar year following the date on which the expense was incurred. Any funds Executive receives from the Reimbursement Allowance that are not excludable, non-taxable benefits under applicable tax guidelines will be reported to taxing authorities on Executive’s annual W-2 for the applicable tax year. Executive shall be fully responsible for all employee tax consequences of any portion of the Reimbursement Allowance that constitutes a taxable benefit for income and/or employment tax purposes pursuant to Internal Revenue Service and any state tax guidelines.

4.Expense Reimbursement. Executive may submit reasonable, out-of-pocket, work-related expenses to the Bank for reimbursement, including, without limitation, mobile phone monthly service and usage, consistent with any policies that the Bank may then have in place regarding expense reimbursements.

5.Vacation Time. Executive shall accrue paid vacation pursuant to the Bank’s vacation policy, subject to maximum accrual limits, and shall be scheduled and taken consistent

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with any applicable policy of the Bank. Executive shall coordinate the Executive’s vacation so that it will not provide any undue disruption.

6.Covenants.

A.Confidentiality. During employment with the Bank, Executive may have access to various trade secrets and confidential, proprietary, or sensitive information. This may include, without limitation, financial information; information about the Bank’s systems, processes, or security; information about internal Bank discussions and deliberations concerning issues of importance either to the Bank or to its member institutions; information about the Bank’s consultants, customers, or information about the Finance Agency; or information about the Bank’s member institutions and other Federal Home Loan Banks or other, third-party financial information that is not generally known to the public and could not be discovered by someone reasonably familiar with the industry. Executive may also have access to customer files, the Bank’s personnel files, information about Bank Executive compensation, or other information that is personal confidential information as described below. In addition, the Bank has a proprietary interest in maintaining sole control of its inventions, discoveries, trade secrets and improvements, software and computer models, financial information, any other information having present or potential commercial value to the Bank, and confidential information of any kind belonging to others but licensed or disclosed to the Bank for use in its business. All of this information is deemed to be “Confidential Information.” Executive agrees as a condition of employment to protect Confidential Information, to sign further agreements designed to protect Confidential Information, to abide by confidentiality requirements in the Bank’s Employee Handbook, and to comply with the Bank’s Information Security Policy.

Notwithstanding anything to the contrary contained in the foregoing limitations, Executive will not be required to keep confidential any confidential or proprietary information that: (i) is known or available through other lawful sources not bound by a confidentiality agreement with the Bank or Finance Agency regulation; (ii) is or becomes publicly known or generally known in the industry through no fault of Executive or the Executive’s agents; (iii) is required to be disclosed pursuant to any laws, regulations, subpoenas, judgment and/or orders of any governmental body (provided, where applicable and except as otherwise provided by law or regulation, the Bank is given reasonable prior written notice before Executive makes any such disclosure as set forth in (iii)); or (iv) that was known to or by Executive without restriction from a source which, to Executive’s knowledge, is free of any obligation of confidentiality prior to the execution date of this Agreement. Nothing herein shall be construed to prevent compliance with, or the exercise of, Executive’s rights under applicable laws.

B.Nonsolicitation. While Executive is employed by the Bank and for a period of one (1) year thereafter, Executive shall not, without the prior written consent of the Bank, directly or indirectly, on Executive’s own account or on behalf of or with any other person, as an employee, agent, consultant, partner, joint venture, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity, personally or through others: (a) use Confidential Information to solicit, induce (or attempt to induce) or cause any client or customer that has transactions or assignments pending with the Bank to discontinue or reduce their transactions or assignments with the Bank, or otherwise

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breach or materially disrupt a contractual relationship between the Bank and any client, customer or vendor of the Bank; or (b) solicit, induce or encourage or attempt to solicit, induce or encourage (on Executive’s own behalf or on behalf of others) any individual who at the time is an employee or consultant of the Bank to leave the Executive’s employment or service relationship with the Bank or to commence employment or a service relationship with any other party. It is not a violation of this Agreement for Executive, following Non-Renewal or Termination, to seek from a Bank client or customer transactions or assignments that are not pending with the Bank at the time of Non-Renewal or Termination. For purposes of this paragraph, (a) the use of general non-targeted employment advertising shall not be deemed to be solicitation and (b) the foregoing restrictions on solicitation shall only apply to employees of the Bank at the time of such solicitation.

C.Noncompetition. Executive hereby covenants that the Executive will not, during the Executive’s employment with the Bank, directly or indirectly, in any capacity, engage or participate in activities, accept other employment, or render advisory or consulting or other services, that might create a conflict of interest with the Bank (it being acknowledged that service on civic or charitable boards or committees, service on no more than two (2) for- profit company boards, and delivering lectures and fulfilling speaking engagements, as set forth in Section 1, shall not be deemed to violate this section).

D.Work Product. Any client or customer lists, prospective client or customer lists, plans, strategies, methodologies, secrets, processes, forecasts, ideas, developments, writings, designs, documents, papers, notes, notebooks, memoranda, computer files, software and other written or electronic records or confidential proprietary information of any kind made or developed in whole or in part by Executive during the Executive’s employment with the Bank (the “Work Product”) are, and shall remain, the exclusive property of the Bank. To the extent that any of the Work Product is capable of protection by copyright, Executive acknowledges that it is created within the scope of the Executive’s employment hereunder and is a “work made for hire.” Previously held knowledge, plans, contacts or other intellectual property by Executive that pre-date him rendering services to the Bank are excluded from this provision and shall be disclosed in writing to the Bank on or prior to the Effective Date.

E.Non-Disparagement. Executive and the Bank hereby covenant that during Executive’s employment and for three (3) years after Non-Renewal or Termination, neither party will make any remarks that publicly and intentionally disparage the conduct or character of the other party (and with respect to the Bank, its members or employees,). Nothing in this Agreement prohibits either party from reporting possible violations of federal law or regulation to any governmental agency or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Nothing herein shall be construed to prevent compliance with, or the exercise of, either party’s rights under applicable laws.

F.Cooperation. Executive hereby agrees that, for a period of one (1) year after Non-Renewal or Termination, Executive will cooperate with the Bank to the extent reasonably necessary to assist in the transition of the Executive’s responsibilities, and at any time, Executive will cooperate with the Bank to the extent reasonably necessary to assist in any litigation or administrative proceedings involving any matters with which Executive was

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involved during the Executive’s employment. The Bank will reimburse Executive for reasonable expenses, if any, incurred in providing such assistance. Any such cooperation shall be performed at times scheduled to take into consideration the Executive’s other commitments. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer, or otherwise, nor in any manner that in the good faith belief of the Executive, would conflict with the Executive’s rights under, or ability to enforce, this Agreement.

G.Provisional and Equitable Remedies. If Executive should default in any of the Executive’s obligations under this Section 6, Executive acknowledges that the Bank may be irreparably damaged and that it would be extremely difficult and impractical to measure such damage. Accordingly, Executive acknowledges that the Bank, in addition to any other available rights or remedies, shall be entitled to specific performance, injunctive relief and any other equitable remedy, without the obligation to post any bond or other security. Executive hereby waives the defense that a remedy at law or damages is adequate.

H.Survival of Covenants. The provisions of Sections 6.A, 6.B, 6.D, 6.E, 6.F and 6.G shall survive Non-Renewal or Termination irrespective of the reasons therefor.

7.Termination. Executive’s employment hereunder shall commence on the Effective Date and continue until the earlier of (i) Non-Renewal following the expiration of the Initial Term or Term, as applicable, pursuant to Section 2, or (ii) “Termination” defined as the occurrence of any of the following:

A.Death or Disability. Executive’s employment hereunder shall terminate immediately upon the Executive’s death. Subject to applicable law, including the Americans With Disabilities Act and the California Fair Employment and Housing Act, Executive’s employment hereunder shall terminate in the event of the Executive’s Disability (as defined herein), upon ninety (90) days’ written notice following delivery of the medical certification described in the next sentence. Executive shall be deemed to have a “Disability” if a medical doctor (selected by the mutual consent of Executive and the Company) certifies that Executive has for one hundred twenty (120) consecutive days or one hundred eighty (180) non-consecutive days in any twelve (12) month period been disabled in a manner which has rendered the Executive unable to perform the essential functions of the Executive’s job duties with reasonable accommodation. Executive will cooperate in submitting to a medical examination for the purpose of certifying disability under this Section 7.A, if requested by the Bank. Executive shall be entitled to have the Executive’s personal physician in attendance at any such medical examination.

B.For Cause. The Board may terminate Executive’s employment for “Cause” immediately upon written notice by the Bank to Executive. For purposes of this Agreement, “Cause” shall mean any of the following:

(i)The commission of an act involving dishonesty, disloyalty, fraud or embezzlement by Executive that has a material adverse impact on the Bank or any successor or affiliate thereof;

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(ii)Conviction of, or plea of ‘guilty” or ‘no contest” to, a felony, a crime of moral turpitude or a misdemeanor involving theft, fraud or forgery by Executive;

(iii) Executive’s ongoing and repeated failure or refusal to perform, or neglect of, Executive’s duties to the Bank in a material respect, which failure, refusal or neglect continues for thirty (30) calendar days following Executive’s receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect; or

(iv) Executive’s engaging in conduct that has resulted in Executive being barred from employment by the Bank by operation of any law or regulation or by any final order of any court or regulatory authority or any agreement with any regulatory authority, including, without limitation, any removal or barring of employment of Executive pursuant to 12 USC §§ 4615, 4616, 4617 or 4636, or any of their successor sections or provisions.

The Bank shall make the determination that “Cause” exists in good faith and only if and when such determination has been approved in good faith by the Board; provided, however, that prior to a final determination that “Cause” under this Section 7.B exists, the Bank shall (a) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, and (b) provide the Executive with an opportunity to discuss the determination that “Cause” exists with the Board prior to the final decision to terminate the Executive's employment hereunder for such “Cause.”

C.Termination without Cause. The Board may terminate Executive’s employment without Cause at any time; provided, however, that such termination shall not be effective until written notice of such termination is provided to Executive by the Board.

D.Termination by Executive for Good Reason or Resignation Without Good Reason. Executive may terminate the Executive’s employment for Good Reason or resign Without Good Reason at any time upon thirty (30) days’ prior written notice to the Board. “Good Reason” shall mean any of the following: (i) except in the case of a natural disaster or national state of emergency that materially disrupts the business operations of the Bank, the relocation of Executive’s principal place of employment by the Bank to a location more than fifty (50) miles from Executive’s principal place of employment as of the Effective Date; (ii) a change in Executive’s position that materially reduces the Executive’s duties or responsibilities; (iii) as it pertains to Salary, a material reduction by the Bank of the Executive’s Salary amount in effect at the time of the reduction, unless such reduction (a) is associated with a “general reduction” in compensation among the Bank’s executive management team, and (b) is in response to adverse or declining economic conditions, and (c) does not exceed 5% of the Executive’s Salary amount in effect at the time of the reduction; (iv) as it pertains to aggregate compensation, a material reduction in the aggregate value of Executive's Salary amount in effect at the time of the reduction, benefits and short-term and long-term incentive payment opportunities as an employee of the Bank taken as a whole, other than pursuant to a Bank-wide reduction of base salaries and target incentive payment opportunities for employees of the Bank generally and Executive’s reduction is not disproportionate to such Bank-wide reduction and excluding any recoupment, recovery or reduction of compensation based on statute or regulations or regulatory directives or

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actions; or (v) a material breach of this Agreement by the Bank; provided, all of the following: (a) Executive provides the Bank with written objection to the event or condition within ninety (90) calendar days following the occurrence thereof, (b) the Bank does not reverse or otherwise fully cure within thirty (30) calendar days of receiving such written objection, and (c) Executive resigns the Executive’s employment within thirty (30) calendar days following the expiration of such cure period.

8.Rights and Remedies on Non-Renewal or Termination.

A.    Expiration. Upon the expiration of this Agreement at the end of the Initial Term or Term, as applicable, in accordance with Section 2, above, i.e., a Non-Renewal, Executive shall be entitled to payment for any earned and unpaid Salary due for the period prior and through the Initial Term or Term, as applicable, provided that Executive completes service through the Initial Term or Term, as applicable; and all “Accrued Benefits” defined as: (i) all other amounts and benefits earned by and owing to Executive under any applicable benefit plans prior to and through the Initial Term or Term, as applicable; and (ii) following submission of proper expense reports by Executive, reimbursement for all expenses incurred in accordance with Section 4 of this Agreement, prior to the end of the Initial Term or Term, as applicable. Upon a Non-Renewal by the Bank at the end of the Initial Term, or any subsequent Term, Executive shall be entitled to receive a severance payment comprised of:

(i)twelve (12) months of the Salary amount in effect at the time of the termination of this Agreement, without giving effect to any reductions thereto that constitute Good Reason, to be paid in a lump sum as soon as administratively practicable but in any event no later than sixty (60) calendar days following the Non-Renewal; and

(ii)the “EIP Annual Award” (both the short term incentive component and the long term incentive component) as set forth in the EIP will be treated as vested, on a pro rata basis for the Performance Period of the year when the Non-Renewal occurs, such EIP Annual Award determined based on the Bank achieving target achievement levels for that Performance Period, and any “Deferred Awards” (as defined in the EIP) will be treated as fully vested, all of which is to be paid out as and when due in accordance with the EIP (“Severance Payment”).

If the Executive is otherwise entitled to any EIP Awards referenced above by operation of the EIP and receives such amount(s), then (i) Executive shall receive the greater of such EIP Awards or the EIP Awards as calculated in this Section 8.A, but in no event shall Executive receive both; and (ii) Executive’s receipt of twelve (12) months of the Salary amount in effect at the time of the termination of this Agreement as a component of the Severance Payment shall be unaffected by Executive’s receipt of any EIP Awards by operation of the EIP. Any award of payment under the EIP shall be determined by the Board in the year after the Non-Renewal occurs.

The Bank shall also pay for and provide Executive and the Executive’s dependents with healthcare and life insurance benefits which are substantially the same as the benefits provided to Executive immediately prior to the date of termination for a period of twelve (12) months thereafter (“Severance Period”); provided that Executive's right to continued healthcare and life

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insurance benefits following the Executive’s Termination will terminate on the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage. Executive acknowledges that such healthcare benefit continuation is intended, and shall be deemed, to satisfy any applicable obligations of the Bank under Section 4980B of the Internal Revenue Code of 1986, as amended, (the “Code”), and any corresponding provisions of any applicable state law for such period and that the Bank may satisfy such obligation by paying any applicable premiums. Notwithstanding anything to the contrary under this Agreement, if at any time the Bank cannot provide the healthcare benefits contemplated by this Section 8.A, Section 8.E or Section 8.F(ii)(b) of this Agreement without violating applicable law (including Section 2716 of the Public Health Service Act), such obligation shall be revised by the Bank to provide Executive and the Executive’s family with such benefits and/or such payments of equivalent value in lieu thereof as may be permitted by law.

B.    Death. If Executive’s employment hereunder is terminated prior to the end of the Initial Term or Term, as applicable, as a result of Executive’s death pursuant to Section 7.A above, Executive’s estate shall be entitled to receive an amount equal to the then remaining Salary through the end of the Initial Term or Term, as applicable, paid in a lump sum as soon as administratively practicable but in any event no later than sixty (60) calendar days following the Termination, as well as all Accrued Benefits. If Executive’s employment hereunder is terminated by death pursuant to Section 7.A, above, after the end of the Initial Term or Term, as applicable, then Executive shall not be entitled to any severance pay and the Bank shall be required to pay only the Accrued Benefits.

C.    Disability. If Executive’s employment hereunder is terminated prior to the end of the Initial Term of this Agreement or Term, as applicable, based on Executive’s disability pursuant to Section 7.A above, Executive shall be entitled to receive an amount equal to the then remaining Salary through the end of the Initial Term or Term, as applicable, paid in a lump sum as soon as administratively practicable but in any event no later than sixty (60) calendar days following the Termination, as well as all Accrued Benefits. If Executive’s employment hereunder is terminated by disability pursuant to Section 7.A, above, after the end of the Initial Term or Term, as applicable, then Executive shall not be entitled to any severance pay and the Bank shall be required to pay only the Accrued Benefits.

D.    For Cause or Without Good Reason. If Executive’s employment hereunder is terminated for Cause pursuant to Section 7.B, or the Executive resigns Without Good Reason, as defined in Section 7.D, then the Bank shall be required to pay only any earned but unpaid Salary, and the Accrued Benefits.

E.    Without Cause or For Good Reason. If Executive’s employment hereunder is terminated at any time by the Bank without Cause pursuant to Section 7.C above, or Executive terminates the Executive’s employment hereunder for Good Reason as defined in Section 7.D above, then Executive shall be entitled to receive (a) the Severance Payment and (b) all Accrued Benefits. If the Executive is otherwise entitled to any EIP Awards referenced above by operation of the EIP and receives such amount(s), then (i) Executive shall receive the greater of such EIP Awards or the EIP Awards as calculated in this Section 8.E, but in no event shall Executive

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receive both; and (ii) Executive’s receipt of twelve (12) months of Salary as a component of the Severance Payment shall be unaffected by Executive’s receipt of any EIP Awards by operation of the EIP. Any award of payment under the EIP shall be determined by the Board in the year after the Termination occurs. The Bank shall also pay for and provide Executive and the Executive’s dependents with healthcare and life insurance benefits which are substantially the same as the benefits provided to Executive immediately prior to the date of termination for a period of twelve (12) months thereafter; provided that Executive's right to continued healthcare and life insurance benefits following the Executive’s Termination will terminate on the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage. Executive acknowledges that such healthcare benefit continuation is intended, and shall be deemed, to satisfy any applicable obligations of the Bank to provide continuation of benefits under Section 4980B of the Code, and any corresponding provisions of any applicable state law for such period and that the Bank may satisfy such obligation by paying any applicable premiums.

F.    Change in Control. For purposes of this Agreement, “Change in Control” means (i) the merger, reorganization or consolidation of the Bank with or into another Federal Home Loan Bank or other entity, (ii) the sale or transfer of all or substantially all of the business or assets of the Bank to another Federal Home Loan Bank or other entity, (iii) the purchase by the Bank or transfer to the Bank of all or substantially all of the business or assets of another Federal Home Loan Bank, (iv) as a result of one or a series of related transactions, the number of directors of the Bank elected by members of the Bank located in California, Arizona and Nevada cease to constitute majority of the directors of the Bank that are elected by members of the Bank (excluding, for purposes of this clause (iv), non-member independent directors), or (v) the liquidation of the Bank. Provided that the term "reorganization" contained in subparagraph (i) of this definition shall not include any reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. § 1421, et seq., as amended, and 12 U.S.C. § 4501 et seq., as amended, and which the Director of the Finance Agency has determined should not be a basis for making payment under this Agreement, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or condition ascertained in the course of the Agency’s supervision of the Bank or because any of the conditions identified in 12 U.S.C. § 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Bank to take under 12 U.S.C. § 1431(d)).

    If Executive's employment is terminated by the Bank without Cause, or by Executive for Good Reason, during the period commencing on the ninetieth (90th) calendar day prior to the earlier of (a) announcement of, (b) entry into definitive agreement for or (c) consummation of a Change in Control and ending on the first anniversary of consummation of the Change in Control, and such termination constitutes a “separation from service” with the Bank (as such term is defined in the regulations issued under Section 409A of the Code) (a “CICA Severance Termination”), Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under this Agreement and any severance plan or program of the Bank, the following:

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(i)     Executive’s Accrued Benefits;

(ii)     Severance pay in an amount equal to the sum of:

a.     two (2) times Executive's Salary amount in effect at the time of the CICA Severance Termination, without giving effect to any reductions thereto which constitute Good Reason, paid in a lump sum as soon as administratively practicable but in any event no later than sixty (60) calendar days following CICA Severance Termination (or, in the event the CICA Severance Termination precedes the consummation of a Change in Control and payment is not administratively practicable by the foregoing date because it is not yet known whether the Change in Control will occur within ninety (90) calendar days following the date of termination, such amount shall be paid as soon as administratively practicable but in any event no later than sixty (60) calendar days following the consummation of the Change in Control); plus

b.     an amount equal to two (2) times the Annual Incentive Amount, defined below, payable in a lump sum as soon as administratively practicable but in any event no later than sixty (60) calendar days following the CICA Severance Termination (or, if the CICA Severance Termination precedes the consummation of a Change in Control and payment is not administratively practicable by the foregoing date because it is not yet known whether a Change in Control will occur within ninety (90) calendar days following the date of termination, such amounts shall be paid as soon as administratively practicable but in any event no later than sixty (60) calendar days following the consummation of the Change in Control). For purposes of this Agreement, “Annual Incentive Amount” is defined as an amount equal to the average of the aggregate EIP Annual Awards (including the short term component and the long term component), in respect of the three (3) consecutive calendar years ending on the December 31 last preceding the date of the CICA Severance Termination, or such lesser number of consecutive calendar years as Executive has participated in the EIP. For purposes of determining Executive's Annual Incentive Amount, (i) if Executive received no EIP Annual Award in respect of a calendar year due to a failure to meet applicable performance objectives, such calendar year will nevertheless be taken into account (using Zero (0) as the applicable amount) in calculating Executive's Annual Incentive Amount, and (ii) if Executive was employed during a portion of a calendar year only and received a prorated EIP Annual Award taking into account the Executive’s employment for only a portion of the year, the amount so received shall be annualized for purposes of calculating Executive’s Annual Incentive Amount. If any portion of the EIP Annual Awards earned by Executive consisted of securities or other property, the value of that portion of the incentive for purposes of this Agreement shall be the fair market value thereof determined in good faith by the Board. For the period beginning on the date of CICA Severance Termination and ending on the second anniversary of the date of Termination (or, if earlier, the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage), the Bank shall also pay for and provide Executive and the Executive’s dependents the healthcare and life insurance benefits provided to Executive immediately prior to the date of termination or, if unavailable, other similar benefits, for a period of twenty-four (24) months (“Insurance Benefit”); provided that Executive’s right to continued healthcare and life insurance benefits following the Executive’s Termination will terminate on the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage. Executive

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acknowledges that such Insurance Benefit is intended, and shall be deemed, to satisfy any applicable obligations of the Bank under Section 4980B of the Code, and any corresponding provisions of any applicable state law for such period and that the Bank may satisfy such obligation by paying any applicable premiums; and

(iii)     Executive-level outplacement services at the Bank’s expense, not to exceed $25,000 provided by a firm selected by Executive from a list compiled by the Bank.

    In the event of a CICA Severance Termination, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 8.F, and except as otherwise expressly required by law or as specifically provided herein, all of the Executive's other rights to salary, severance, benefits, bonuses and other amounts (if any) accruing on account of the termination of Executive's employment shall cease upon the CICA Severance Termination.

    In accordance with the change in control provision in Section 3.6 of the EIP, Executive will be entitled to receive EIP Awards on a pro rata basis for the Performance Period of the year when the termination occurs, such EIP Awards determined based on the Bank achieving target achievement levels for that Performance Period, and Executive’s Deferred Awards under the EIP will be treated as fully vested, to be paid out as and when due in accordance with the EIP.

G.    Parachute Payments.

(i)Notwithstanding any other provision of this Agreement, to the extent Executive would be subject to the excise tax under Section 4999 of the Code on the payment made under Section 8.F hereof and any other payments or benefits Executive would receive from the Bank and its affiliates required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amount payable under this Agreement shall be automatically reduced to an amount one dollar ($1.00) less than the lowest amount which, when combined with such other amounts and benefits required to be so included, would subject Executive to the excise tax under Section 4999 of the Code; provided, however, that payments made under this Agreement shall be so reduced only if the reduced amount received by Executive would be greater than the unreduced amount to be received by Executive less the excise tax payable under Section 4999 of the Code on such amount and the other amounts and benefits received by Executive and required to be included in the calculation of a parachute payment for purposes of Sections 280G and 4999 of the Code. In addition, Executive acknowledges and agrees that Executive is not entitled to any reimbursement by the Bank for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Code

(ii)Notwithstanding any other provision of this Agreement to the contrary, any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 4518(e) and any regulations promulgated thereunder, including 12 C.F.R. Part 1231.

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H.    No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in Sections 8.E or 8.F by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 8 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Bank may be offset by the Bank against amounts payable to Executive under this Section 8.

I.    Release. As a condition to the Executive's receipt of any post-termination benefits described in Section 8, Executive shall execute a Release (the "Release") in a form reasonably acceptable to the Bank within fifty (50) calendar days following the Termination or Non-Renewal and shall not subsequently revoke such Release within the time as may be specified therein as required by law. Such Release shall be provided to Executive within five (5) calendar days following Termination or Non-Renewal, as the case may be, and shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive's employment by the Bank and the Executive’s termination of employment, and shall exclude any obligations the Bank may have to Executive under this Agreement or any other agreement providing for obligations that survive Executive's termination of employment.

J.    Section 409A Compliance.

(i)Notwithstanding anything herein to the contrary, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. The Bank shall not be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

(ii)Termination of Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)All expenses or other reimbursements under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A, (A) shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect Executive’s right to reimbursement of any other expenses eligible for reimbursement in any other taxable year, and (C) Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

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(iv) For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(v)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Bank in order to comply with Section 409A.

(vi) Notwithstanding any other provision under this Agreement, solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A, if a payment obligation under this Agreement arises on account of Executive’s “separation from service” (within the meaning of Section 409A) in good faith by the Bank’s Board, then payment of any amount or benefit provided under this Agreement that is considered to be non-qualified deferred compensation for purposes of Section 409A and that is scheduled to be paid within six (6) months after such separation from service shall be paid without interest on the first business day after the date that is six (6) months following Executive’s separation from service.

(vii)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Section 409A.

(viii) Executive hereby acknowledges that the Executive has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Section 409A and corresponding provisions of applicable state tax law. Executive hereby acknowledges and agrees that no representations have been made to Executive relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable state income tax laws.

9.Outside Employment. In addition to being prohibited from being employed or serving as an officer, investor or board member for any entity that will potentially create a conflict of interest, Executive shall not be employed during the Initial Term or Term in any other paid position because the compensation paid to Executive pursuant to this Agreement envisions his exclusive services. In addition, except as required to fulfill the requirements of Executive’s position, Executive shall not serve on any board, participate as an active owner in any entity, or serve in any other capacity for another entity or business if such participation will in any way impinge or potentially adversely affect Executive’s ability to provide the quality and quantity of services envisioned by this Agreement, it being acknowledged that service on civic or charitable boards or committees, service on no more than two (2) for-profit company boards, and delivering lectures and fulfilling speaking engagements, as set forth in Section 1, shall not be deemed to violate this section.

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10.Regulatory Approval. Notwithstanding any other provision of this Agreement to the contrary, any payments made to Executive pursuant to this Agreement or otherwise are subject to prior review and non-objection by the Finance Agency and are subject to and conditioned upon compliance with 12 U.S.C. section 4518, and any applicable laws and regulations, including 12 C.F.R. Part 1230.

11.Representations. As a distinct and separate representation and warranty, Executive hereby represents and warrants to the Bank that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement (including any confidentiality agreement), restrictive covenant, instrument, court order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive has no obligations or commitments of any kind that would prevent, restrict, hinder or interfere with the Executive’s acceptance of full-time employment or the performance of all duties and services contemplated under the Agreement to the fullest extent of the Executive’s ability, and (c) that Executive has not used, and will not use, confidential or proprietary information of any past employer in connection with service provided pursuant to this Agreement.

12.Choice of Law. This Agreement shall be governed by and construed under the laws of the United States and, to the extent state law maybe applicable, by the laws of the State of California applicable to contracts made and to be performed wholly within California without regard to the conflicts of laws principles thereof.

13.Entire Agreement. As of the Effective Date, this Agreement constitutes Executive’s entire offer of employment and the final, complete and exclusive agreement between Executive and the Bank with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by the Bank, including, but not limited to, all offer letters and term sheets previously provided to Executive. Nobody at the Bank has been authorized to enter into any other agreement with Executive or make any promises or representations to Executive that are not a part of this Agreement. In the event that the Effective Date does not occur, this Agreement (including, without limitation, the immediately preceding sentence) shall have no force or effect

14.Mutual Arbitration and Waiver of Jury Trial, Attorneys’ Fees. Executive and the Bank mutually agree and consent to the resolution by final and binding arbitration of any disputes arising from or related to this Agreement, Executive’s employment with the Bank, or any Non-Renewal or Termination of this Agreement that the Bank may have against the Executive or the Executive may have against the Bank, its affiliates, parents, subsidiaries, officers, directors, employees, agents, successors, and assigns. Claims for workers’ compensation or unemployment compensation benefits are not covered by this Section 14. Also not covered are claims by Executive or the Bank for provisional remedies, including temporary restraining orders or preliminary injunctions (“Temporary Equitable Relief”) in situations in which such Temporary Equitable Relief would be otherwise authorized by Federal law or state law, where applicable, including California Code of Civil Procedure section 1281.8 or other applicable state or federal laws. The Federal Arbitration Act shall govern this Agreement and this Section 14. Except as provided herein, all disputes shall be arbitrated by JAMS on an

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individual basis only, located in the County of San Francisco, before a single arbitrator with that organization with expertise and arbitration experience in executive employment agreements and executive compensation and benefit plans. Discovery shall be adequate and limited by the arbitrator consistent with JAMS Employment Arbitration Rules and Procedures Rules effective at that time, available at http://www.jamsadr.com/rules-employment-arbitration/ and attached hereto as Exhibit C. The arbitrator shall have the authority only to enforce the legal and contractual rights of the parties and shall not add to, modify, disregard or refuse to enforce any contractual provision. Executive and the Bank each recognize and agree that by entering into this agreement, they each are waiving any and all rights to a trial by jury. The prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in accordance with applicable law. The parties agree the Bank shall bear arbitration fees and arbitrator compensation and expenses pursuant to JAMS rules and consistent with applicable law. Nothing in this section prevents the Executive from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency, and nothing in this Agreement requires arbitration of any claim that under the law (after application of Federal Arbitration Act preemption principles) cannot be made subject to a pre-dispute agreement to arbitrate claims. This Section 14 shall survive Non-Renewal or Termination irrespective of the reasons therefor.

15.Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Bank or the Board:
Federal Home Loan Bank of San Francisco
333 Bush Streets
San Francisco, CA 94104
Attention: Legal Department

If to Executive:

At the residence address on file with the Bank.

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

16.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be

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reformed and rewritten as necessary to achieve consistency and compliance with such applicable law.

17.No Waiver. Executive’s or the Bank’s failure to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right Executive or the Bank may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

18.Assignment; Assumption by Successor. The rights of the Bank under this Agreement may, without the consent of Executive, be assigned by the Bank, in its sole and unfettered discretion, to any person, corporation or other business entity, which at any time, whether by purchase, merger, consolidation or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Bank. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

19.Consultation With Counsel. Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, and the Bank has not made any representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

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WITNESS WHEREOF, the parties have executed this Agreement as of the date last set forth below.

FEDERAL HOME LOAN BANK OF SAN FRANCISCO By: /s/ F. Daniel Siciliano F. Daniel Siciliano Chairman of the Board February 19, 2021	Teresa Bryce Bazemore By: /s/Teresa Bryce Bazemore Teresa Bryce Bazemore Executive February 19, 2021
FEDERAL HOME LOAN BANK OF SAN FRANCISCO By: /s/ Elena Andreadakis Elena Andreadakis Executive Vice President, and Chief Administrative Officer February 19, 2021

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Exhibit A to the Employment Agreement

EXHIBIT A

T Rowe Price Funds board
(The Funds board for T. Rowe Price is a fiduciary for the investors in the mutual funds that
T. Rowe Price manages)

Board of First Industrial Realty Trust
(a publicly traded Real Estate Investment Trust, NYSE:FR)

Exhibit B to the Employment Agreement

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated Effective January 29, 2021

TABLE OF CONTENTS

ARTICLE 1. INTRODUCTION	1
1.1 Establishment of Plan	1
1.2 Purpose of the Plan	1
ARTICLE 2. DEFINITIONS	2
2.1 Definitions	2
2.2 Number and Gender	8
ARTICLE 3. PARTICIPATION AND SERVICE	8
3.1 General	9
3.2 Date of Participation	9
3.3 Duration; Rehire	9
3.4 Contribution Credit Service	10
3.5 Vesting Service	10
ARTICLE 4. RETIREMENT BENEFITS	11
4.1 Account	11
4.2 Contribution Credits and Special Contribution Credits	12
4.3 Annual Indexation Credits	13
4.4 Special Rules For Determining Balance of Accounts and for Crediting Contribution Credits and Annual Indexation Credits	14
4.5 Vesting	16
4.6 Forfeiture	17
ARTICLE 5. PAYMENT OF BENEFITS; DEATH BENEFITS	17
5.1 Amount of Benefit	17
5.2 Automatic Form of Benefit Payment	18
5.3 Optional Forms of Benefit Payments	18
5.4 Automatic Time of Benefit Payment	20
5.5 Optional Time of Benefit Payment	20
5.6 Manner and Time of Elections	21
5.7 Death Benefits	22
5.8 Beneficiary Designation	23
ARTICLE 6. SOURCE OF PAYMENTS	24
ARTICLE 7. ADMINISTRATION	25
7.1 Committee	25
7.2 Procedures for Requesting Benefit Payments	26
ARTICLE 8. AMENDMENT AND TERMINATION	27
8.1 Amendment of the Plan	27
8.2 Termination of the Plan	27
8.3 Change in Control	28
8.4 Dissolution or Bankruptcy	28
ARTICLE 9. MISCELLANEOUS PROVISIONS	29
9.1 Employment Rights	29

9.2 No Examination or Accounting	29
9.3 Records Conclusive	30
9.4 Severability	30
9.5 Counterparts	30
9.6 Taxes	30
9.7 Binding Effect	30
9.8 Assignment	31
9.9 Incapacity	32
9.10 Unsecured Creditor	32
9.11 Notice	32
9.12 Benefits Not Salary	33
9.13 Captions	33
9.15 Addresses	34
FEDERAL HOME LOAN BANK OF SAN FRANCISCO SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN Schedule A	A-1
FEDERAL HOME LOAN BANK OF SAN FRANCISCO SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN Schedule B	B-1
FEDERAL HOME LOAN BANK OF SAN FRANCISCO SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN Schedule C	C-1
FEDERAL HOME LOAN BANK OF SAN FRANCISCO SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN Schedule D	D-1

ARTICLE 1: INTRODUCTION
1.1    Establishment of Plan
Federal Home Loan Bank of San Francisco, incorporated under the laws of the United States, first established the Federal Home Loan Bank of San Francisco Supplemental Executive Retirement Plan effective January 1, 2003, then amended and restated the Plan effective January 1, 2005, January 1, 2009, and July 1, 2013. This is an amendment and restatement of the Plan effective January 1, 2018.
1.2    Purpose of the Plan
The purpose of this Plan is to provide supplemental retirement benefits for a select group of management or highly compensated employees of the Bank. Payments under the Plan shall be made from the general assets of the Bank or from the assets of the trust, if any, established as part of the Plan. It is intended that the Plan remain at all times a nonqualified plan and that the trust, if any, shall constitute a grantor trust under Sections 671 through 679 of the Code. Until paid, any and all assets of any vehicle used for payment of benefits under this Plan shall remain owned by the Bank, subject to the claims of its general creditors in the event of the Bank’s insolvency.
This Plan, as amended and restated, is intended to meet the requirements of Code Section 409A and the Treasury Regulations issued thereunder.
ARTICLE 2: DEFINITIONS
2.1    Definitions
Whenever used in this Plan, the following words and phrases shall have the meanings set forth below unless a different meaning is expressly provided or plainly required by the context:

(a)    “Account” means the account established for a Participant pursuant to Section 4.1 of the Plan.
(b)    “Actuarial Equivalent” means a benefit having the same value as the benefit for which it is substituted. The determination of the Actuarial Equivalent of any benefit as provided for under this Plan shall be made based on the factors specified in the definition of Actuarial Equivalent in the Cash Balance Plan.
(c)    “Annual Indexation Credit” means the credit to an Account described in Section 4.3.
(d)    “Bank” means Federal Home Loan Bank of San Francisco and any successor thereto that agrees to assume the duties and obligations of the Bank hereunder.
(e)    “Beneficiary” means the person or entity designated by a Participant or Former Participant pursuant to Section 5.8 to receive any death benefit payable under this Plan. If no Beneficiary is properly designated at the time of the Participant’s or Former Participant’s death, or if no person so designated shall have survived the Participant or Former Participant, the Beneficiary shall be the surviving spouse, or if there is no surviving spouse, the Participant’s or Former Participant’s estate. A Beneficiary designation will not become effective unless it is made on the form designated by the Bank and it is received by the Bank prior to the Participant’s death.
(f)    “Benefit Equalization Plan” means the Federal Home Loan Bank of San Francisco Benefit Equalization Plan, as amended from time to time.
(g)    “Board of Directors” means the Board of Directors of the Bank.
(h)    “Cash Balance Plan” means the Federal Home Loan Bank of San Francisco Cash Balance Plan, as amended from time to time.

(i)    “Cause” means any of the following:
(1)    Criminal or other willful misconduct of the Participant or Former Participant that materially violates any laws, regulations or orders of any government agency, including without limitation any laws, regulations or orders applicable to the Bank; or
(2)    Deliberate material failures of the Participant or Former Participant to comply with the Bank’s policies and procedures or with any directive of the Board of Directors.
(j)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(k)    “Change in Control” means a transaction described in 12 United States Code Section 1446(26), so long as that transaction also qualifies as a change in ownership or effective control or a change in ownership of a substantial portion of assets under Code Section 409A and the regulations promulgated thereunder.
(l)    “Committee” means the committee appointed by the Board of Directors in accordance with Section 7.1 of this Plan.
(m)    “Compensation” means the base salary and other wages, “Annual Award” as defined under the Federal Home Loan Bank of San Francisco Executive Incentive Plan (“EIP”), any other short-term incentive compensation, commissions, and other taxable remuneration payable to a Participant by the Bank for a Plan Year or other period taken into account in making the determination. In applying this definition, Compensation shall also include any salary reduction elected by the Participant under Code Sections 125, 401(k) and 132(f)(4), and any deferrals or contributions made by the Participant under any nonqualified deferred compensation or excess benefit plans maintained by the Bank, including, without limitation, the Deferred Compensation Plan and the Benefit Equalization Plan. The foregoing notwithstanding, in determining a Participant’s Compensation, all “Deferred Awards” and “Gap Year Awards” as defined under the EIP, any other long-term incentive compensation, reimbursements and expense allowances, moving expenses, fringe benefits, income attributable to group-term life insurance, long-term disability payments, meals and lodging, contributions made by the Bank on behalf of the Participant to, and all distributions from, qualified plans, nonqualified deferred compensation plans, and excess benefit plans (including, without limitation, the Cash Balance Plan, the Savings Plan, the Deferred Compensation Plan and the Benefit Equalization Plan) shall be excluded.
(n)    “Contribution Credit” means the credit to an Account described in Section 4.2(a).
(o)    “Contribution Credit Service” means the service described in Section 3.4.
(p)    “Deferred Compensation Plan” means the Federal Home Loan Bank of San Francisco Deferred Compensation Plan, as amended from time to time.
(q)    “Disability” means that a Participant:
(1)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or
(2)    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under any accident and health plan covering employees of the Participant’s employer.
The determination of the existence of a Disability shall be made by the Bank in accordance with Code Section 409A.

(r)    “Final Average Pay” means the highest average annual Compensation of a Participant during any three (3) consecutive calendar years completed during which an individual is a Participant in the period preceding the determination date. If the Participant received Compensation for fewer than three (3) consecutive complete calendar years while a Participant, Final Average Pay shall be determined taking into account either the Participant’s last three (3) completed calendar years as a Participant, or, if fewer than three (3) calendar years have been completed as a Participant, the Participant’s entire completed service with the Bank.
(s)    “Former Participant” means either:
(1)    Any former employee of the Bank who has a vested Account under the Plan; or
(2)    Any current employee of the Bank who was a Participant under the Plan without regard to whether such individual’s Account is vested or nonvested.
(t)    “Participant” means an employee who becomes a Participant as provided in Article 3.
(u)    “Pay Limitation” means the target annualized Compensation plus target Deferred Award and Gap Year Award under the EIP and any other target long-term incentive compensation of a Participant on the Participant’s date of hire by the Bank, and adjusted for annual increases in target Compensation and target Deferred Award and Gap Award and any other target long-term incentive compensation, all as determined in the sole discretion of the Board of Directors.
(v)    “Plan” means the Federal Home Loan Bank of San Francisco Supplemental Executive Retirement Plan, as established by this document and as amended from time to time.
(w)    “Plan Year” means the calendar year.

(x)    “Savings Plan” means the Federal Home Loan Bank of San Francisco Savings Plan, as amended from time to time.
(y)    “Special Contribution Credits” means the credit to an Account described in Section 4.2(b).
(z)    “Spouse” means:
(a)    The person to whom a Participant is legally married under the laws of any state or other jurisdiction; or
(b)    A person of the same gender as the Participant with whom the Participant has entered into a valid domestic partnership pursuant to the laws of the state of California.
All uses of the word “spouse” (including a surviving spouse) in this Plan document are deemed to be capitalized and to refer to this defined term “Spouse.”

(aa)    “Termination of Employment” means the Participant (or Former Participant) ceasing to be employed in any capacity by the Bank for any reason whatsoever, voluntary or involuntary, including by reason of death. Whether a Termination of Employment has occurred is based on whether the facts and circumstances indicate that the Member and the Bank reasonably anticipated that no further services would be performed after a certain date. A Termination of Employment will not be deemed to have occurred if a Participant (or Former Participant) continues to provide services to the Bank as an employee, independent contractor or otherwise, at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediate preceding 36 months with the Bank (or if less, such lesser period); provided, however, that a Termination of Employment will be deemed to have occurred if the Participant’s (or Former Participant’s) service with the Bank, as an employee, independent contractor or otherwise, is reduced to an annual rate that is less than twenty percent (20%) of the services rendered, on average, during the immediately preceding 36 months with the Bank (or if less, such lesser period).
In addition to the foregoing, the employment of a Participant (or Former Participant) shall not be deemed to be terminated while the Participant (or Former Participant) is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as the Participant’s (or Former Participant’s) right to reemployment with the Bank is provided by either statute or contract. If the period of leave exceeds six (6) months and the Participant’s (or Former Participant’s) right to reemployment is not provided by either statute or contract, then the employee is deemed to have a Termination of Employment on the first day immediately following such six (6) month period.
For the purposes of this definition only, the term Bank includes Federal Home Loan Bank of San Francisco and its entire controlled group within the meaning of Code Section 414(b) and 414(c), using the 80% standard instead of the 50% standard outlined in Treasury Regulations interpreting Code Section 409A.
(bb)    “Total Retirement Income” means the amount determined under (1) and (2) below projected using the assumptions, and in the manner, set forth in Section 4.4 below, determined as the Actuarial Equivalent of a single life annuity commencing at the later of the Participant’s Normal Retirement Date (as defined in the Cash Balance Plan) and the date of Termination of Employment with the Bank.

(1)    all benefits accrued by a Participant or Former Participant under the Cash Balance Plan, the Financial Institutions Retirement Fund and this Plan (excluding any Special Contribution Credits and Annual Indexation Credits related to any Special Contribution Credits), plus
(2)    all benefits contributed by the Bank on behalf of a Participant or Former Participant under the Deferred Compensation Plan and the Benefit Equalization Plan with the exception of any matching contributions contributed by the Bank on behalf of a Participant or Former Participant and any deferrals or contributions made at the direction of the Participant or Former Participant.
(cc)    “Vesting Service” means the service described in Section 3.5.
2.2    Number and Gender
Except when otherwise indicated by the context, any use of any term in the singular or plural shall also include the opposite number. As used in the Plan, the masculine gender shall be deemed to refer to the feminine whenever appropriate.
ARTICLE 3: PARTICIPATION AND SERVICE
3.1    General
Participation in the Plan is limited solely to a select group of management or highly compensated employees who hold positions that are designated by the Board of Directors as covered under the Plan.
3.2    Date of Participation
An individual shall automatically become a Participant on the later of:
(a)    January 1, 2003, or

(b)    the date that the individual first begins service in a position that the Board of Directors has designated as covered under the Plan.
3.3    Duration; Rehire
(a)    Participant. An employee who becomes a Participant shall continue to be a Participant until the employee has a Termination of Employment with the Bank or until the employee no longer serves in a position which the Board of Directors has designated as covered under the Plan.
(b)    Former Participant. An individual shall continue to be a Former Participant until payment of his or her Account is made in full, begins, is forfeited pursuant to Section 4.6, or unless he or she once again becomes a Participant pursuant to Section 3.3(c).
(c)    Rehire. A former employee who was a Participant in the Plan and is subsequently rehired by the Bank shall once again become a Participant on the date he or she begins service in a position that the Board of Directors has designated as covered under the Plan. Such individual’s Contribution Credit Service and Vesting Service shall be determined in accordance with the provisions of Sections 3.4 and 3.5.
3.4    Contribution Credit Service
Except as otherwise provided in this Section, Contribution Credit Service shall include the Participant’s aggregate periods of employment (including years and fractions thereof) with the Bank or with an entity covered by the Financial Institutions Retirement Fund on and after January 1, 1996. Notwithstanding the foregoing, for Plan Years commencing before January 1, 2018, all employment with the Bank necessary to complete six (6) months of Vesting Service as defined in, and required for participation under, the Cash Balance Plan shall be excluded from Contribution Credit Service for purposes of this Plan.
3.5    Vesting Service
Vesting Service with respect to any Contribution Credit or Special Contribution Credit and the Annual Indexation Credits associated therewith shall include a Participant’s aggregate periods of employment (including years and fractions thereof) with the Bank from the date such Participant became a Participant under the Plan; provided, however, that for Plan Years commencing prior to January 1, 2018, Vesting Service with respect to a particular Contribution Credit and the Annual Indexation Credits associated therewith shall include a Participant’s aggregate periods of employment (including years and fractions thereof) with the Bank from the date such Contribution Credit is credited to the Participant’s Account.
ARTICLE 4: RETIREMENT BENEFITS
4.1    Account
(a)    The Bank shall establish and maintain an Account on its books for each Participant (and Former Participant) in the Plan. The balance of a Participant’s (or Former Participant’s) Account as of any date shall be equal to the sum of the Participant’s (or Former Participant’s) (i) Contribution Credits and related Annual Indexation Credits, if any, as of that date, as adjusted pursuant to Sections 4.4(b) and 4.4(c) below and, if applicable, Section 4.1(b) and (ii) Special Contribution Credits and related Annual Indexation Credits, if any, as of that date, as adjusted, if applicable, under Section 4.1(b), but without adjustments under Sections 4.4(b) and (c). As of the date payment of benefits is made or commences under this Plan, the Participant’s or Former Participant’s Account shall be reduced to zero (0), such individual shall cease to be a Participant or Former Participant, and, subject to other applicable provisions of the Plan, benefits shall be paid under the automatic form of benefit payment provided under Section 5.2 or, if applicable, the optional form of benefit payment elected by the Participant or Former Participant under Section 5.3.
(b)    Rehired Individuals. If an individual, in accordance with the provisions of Section 3.3(c), once again becomes a Participant, then such individual’s Account shall be determined as follows: upon the date such individual once again becomes a Participant such individual’s Account shall be redetermined (without regard to any distribution previously made or scheduled to be made) and shall be credited only with those amounts which were unvested at the time of the earlier termination and which were not a part of any distribution or scheduled distribution. Any such unvested amounts shall be subject to the vesting requirements set forth in Section 4.5.
4.2    Contribution Credits and Special Contribution Credits
(a)    Crediting Accounts. A Contribution Credit shall be credited to the Account of each Participant as follows:
(1)    The Contribution Credit for a Plan Year shall be credited to the Account of each Participant as of the last day of each Plan Year, beginning in 2003. No Contribution Credit shall be credited to the Account of any Participant for, or with respect to, any year prior to 2003.
(2)    A Contribution Credit shall be credited to a Participant who has a Termination of Employment or who ceases to be a Participant but otherwise remains employed by the Bank during the course of a Plan Year solely for that portion of Plan Year during which the individual was a Participant. The Contribution Credit for a Participant who has a Termination of Employment shall be credited as of the date of termination. The Contribution Credit for a Participant who ceases to be a Participant but otherwise remains employed by the Bank shall be credited as of December 31 of the applicable Plan Year.
(3)    Subject to Section 4.4 and other applicable provisions of the Plan, the amount of the Contribution Credit credited to the Account of Participants shall be determined in accordance with Schedule A attached hereto unless the Board of Directors specifically provides that the amount of the Contribution Credit to a particular Participant’s Account shall be determined in accordance with Schedule B, Schedule C, or Schedule D attached hereto. Additionally, the Board of Directors may, in its discretion and from time to time, designate that the amount of the Contribution Credit credited to the Account of a particular Participant or Participants for a Plan Year shall be determined in accordance with a separate Schedule, which Schedule shall be attached hereto. In no circumstances, however, shall the Account of a Participant be credited with Contribution Credits for a Plan Year under more than one Schedule. The Board of Directors must designate any such alternative schedule (other than Schedules A, B, C or D attached hereto) on or before December 31 of the Plan Year to which the schedule will apply to any Participant or group of Participants.
(b)    Special Contribution Credits. The Board of Directors may, in its sole discretion, approve up to three Special Contribution Credits to be credited to a Participant’s Account. Except as otherwise provided in Schedule C and Schedule D, the amount of all Special Contribution Credits for a single Participant credited to such Participant’s Account may not exceed the Participant’s Pay Limitation for the applicable Plan Year.
(c)    Former Participants. No Contribution Credits or Special Contribution Credits shall be credited to the Account of any Former Participant with respect to any period of time such individual was not a Participant.

4.3    Annual Indexation Credits
(a)    Crediting Accounts. Annual Indexation Credits shall be credited to the Accounts of Participants and Former Participants as follows:
(1)    The Annual Indexation Credit for a Plan Year shall be credited to the Account of Participants and Former Participants as of the last day of each Plan Year beginning in 2004. No Annual Indexation Credit shall be credited to the Account of any Participant or Former Participant or with respect to any year prior to 2004.
(2)    Subject to Section 4.4 and other applicable provisions of the Plan, the amount of the Annual Indexation Credit credited to the Account of Participants and Former Participants shall be six percent (6%) of the balance of the Account determined as of the first day of the applicable Plan Year.
(b)    Proration; Cessation of Annual Indexation Credits. The Annual Indexation Credit for the Plan Year in which a Participant or Former Participant receives, or begins receiving, payment of his or her benefit under this Plan shall be prorated as provided in Section 4.4(a) below and no further Annual Indexation Credits shall be credited to such Participant or Former Participant.
4.4    Special Rules For Determining Balance of Accounts and for Crediting Contribution Credits and Annual Indexation Credits
(a)    Proration. If the Account of a Participant or Former Participant is determined as of a date during the Plan Year, the rules set forth in Section 4.2 and 4.3 shall be applied by treating the date of determination as the end of a short Plan Year. In such a case, the Participant’s Compensation for the Plan Year to the calculation date shall be used in determining

Compensation and the Contribution Credit, and the Annual Indexation Credit shall be prorated to reflect the portion of the year that has been completed as of the date of determination.
(b)    Total Retirement Income – Current Limitation. Notwithstanding anything in this Plan to the contrary, the Total Retirement Income of a Participant or Former Participant shall be limited to fifty percent (50%) of the Participant’s or Former Participant’s Final Average Pay, and a Participant’s or Former Participant’s Contribution Credits and/or Annual Indexation Credits, as applicable, under this Plan shall be adjusted as set forth in Section 4.4(d) below in order to ensure that such limit is observed. For this purpose Total Retirement Income shall be determined as of the earlier of the last day of the current Plan Year and the date payments begin, and Final Average Pay shall be determined as of the earliest of the last day of the current Plan Year, Termination of Employment (if any), and the date the Participant ceases to be a Participant (if any).
(c)    Total Retirement Income – Projected Limitation. Notwithstanding anything in this Plan to the contrary, the projected Total Retirement Income of a Participant shall be limited to fifty percent (50%) of the Participant’s projected Final Average Pay, and a Participant’s Contribution Credits and/or Annual Indexation Credits, as applicable, under this Plan shall be adjusted as set forth in Section 4.4(d) below in order to ensure that such limit is observed. For this purpose, in the case of a Participant who has not yet attained age 65, Total Retirement Income and Final Average Pay shall be projected from the last day of the current Plan Year to the date the Participant attains age 65 by assuming four percent (4%) annual pay increases and that the Participant remains a Participant until such projected date. The projected limitation under this Section 4.4(c) shall not apply unless the Participant remains a Participant until the last day of the Plan Year.

(d)    If, pursuant to Section 4.4(b), a Participant’s or Former Participant’s Total Retirement Income exceeds the fifty percent (50%) limits set forth in Sections 4.4(b), then Contribution Credits and/or Annual Indexation Credits related to Contribution Credits, as applicable, for the current and, if necessary, prior Plan Years shall be reduced as necessary to limit Total Retirement Income accordingly. If such Participant’s or Former Participant’s Total Retirement Income subsequently falls below the fifty percent (50%) limits set forth in Section 4.4(b), then any Contribution Credits and/or Annual Indexation Credits related to such Contribution Credits previously reduced shall be restored as necessary. For purposes of clarity, Section 4.4(d) does not at any time reduce any Special Contribution Credits and/or Annual Indexation Credits related to such Special Contribution Credits that have been credited to a Participant’s Account.
(e)    If, pursuant to Section 4.4(c), a Participant’s or Former Participant’s Total Retirement Income is projected to exceed the fifty percent (50%) limits set forth in Section 4.4(c), then the projected future Contribution Credits and/or Annual Indexation Credits related to such Contribution Credits, as applicable, shall be reduced, and, if necessary, Contribution Credits and/or Annual Indexation Credits related to such Contribution Credits for the current Plan Year, and then any prior Plan Years, shall be reduced to the extent required to limit the projected Total Retirement Income accordingly. If such Participant’s or Former Participant’s Total Retirement Income subsequently is projected to fall below the fifty percent (50%) limits set forth in 4.4(c), then any Contribution Credits and/or Annual Indexation Credits related to such Contribution Credits previously reduced shall be restored as necessary, first with respect to any prior Plan Years in order of the most recently reduced, and second with respect to projected Plan Years. For purposes of clarity, Section 4.4(e) does not at any time reduce any

Special Contribution Credits and/or Annual Indexation Credits related to such Special Contribution Credits that have been credited to a Participant’s Account.
4.5    Vesting
The interest of each Participant in his or her Account shall vest as follows:
(a)    Vesting of Contribution Credits. Each Participant shall become fully vested in all Contribution Credits in the Participant’s Account upon the completion of five (5) years of Vesting Service; provided, however, that for Contribution Credits made to a Participant’s Account for any Plan Year that commenced before January 1, 2018, each Participant shall become fully vested in a particular Contribution Credit upon the completion of three (3) years of Vesting Service following the beginning of the Plan Year (or portion thereof) with respect to which such Contribution Credit is credited to the Participant’s Account.
(b)    Special Contribution Credits. Each Participant shall become fully vested in all Special Contribution Credits in the Participant’s Account upon the completion of three (3) years of Vesting Service.
(c)    Vesting of Annual Indexation Credits. Each Participant shall become fully vested in that portion of each Annual Indexation Credit which has been credited to his or her Account with respect to a particular Contribution Credit or Special Contribution Credit at the same time such Participant becomes fully vested in such Contribution Credit or Special Contribution Credit and all further Annual Indexation Credits with respect to a particular vested Contribution Credit or Special Contribution Credit shall be fully vested.
(d)    Attainment of Age 62. Notwithstanding any other provision of this Plan to the contrary, each Participant shall become fully vested in his or her Account on the date such

Participant attains age 62 and all further Contribution Credits, Special Contribution Credits and Annual Indexation Credits to such Participant’s Account shall be fully vested.
4.6    Forfeiture
Notwithstanding any other provision of this Plan to the contrary, each Participant shall forfeit his or her entire unvested Account if the Participant has a Termination of Employment for Cause. For purposes of the Plan, Cause shall be determined by the Bank in its sole discretion using the definition set forth in Section 2.1(i).
ARTICLE 5: PAYMENT OF BENEFITS; DEATH BENEFITS
5.1    Amount of Benefit
The benefit payable under this Plan to a Participant or Former Participant shall be equal to such individual’s vested Account balance at the time payment is made or commences.
5.2    Automatic Form of Benefit Payment
Unless a Participant or Former Participant elects, in the manner prescribed in Section 5.6, an optional form of benefit payment set forth in Section 5.3 within 30 days of first becoming a Participant, the automatic form of benefit payment under the Plan shall be a single lump sum.
5.3    Optional Forms of Benefit Payments
A Participant or Former Participant may elect in accordance with Sections 5.5 and 5.6 to receive his or her benefits in one of the following optional forms of payment (which shall be the Actuarial Equivalent of the automatic form provided in Section 5.2) to the extent applicable:

(a)    A Life Annuity Option. A life annuity payable to the Participant or Former Participant as of the first day of each month until (and including) the month in which the Participant or Former Participant dies.
(b)    A Life Annuity Option with 20-Year Certain Guarantee. An annuity payable to the Participant or Former Participant as of the first day of each month until (and including) the later of the month in which the Participant or Former Participant dies or two hundred and forty (240) months.
(c)    A Life Annuity Option with 10-Year Certain Guarantee. An annuity payable to the Participant or Former Participant as of the first day of each month until (and including) the later of the month in which the Participant or Former Participant dies or one hundred and twenty (120) months.
(d)    A One-Half Life Annuity and One-Half Lump Sum. One half of the value of the Participant’s Account is paid in a single lump sum and the remaining value of the Participant’s Account is paid in a life annuity payable to the Participant or Former Participant as of the first day of each month until (and including) the month in which the Participant or Former Participant dies.
(e)    A One-Half Life Annuity and One-Half Fixed Ten-Year Payout. One half of the value of the Participant’s Account is paid in fixed equal monthly installments over of period of one hundred and twenty (120) months, and the remaining value of the Participant’s Account is paid in a life annuity payable to the Participant or Former Participant as of the first day of each month until (and including) the month in which the Participant or Former Participant dies.

(f)    A Contingent fifty Percent (50%) Annuitant Option. An annuity payable as of the first day of each month to the Participant or Former Participant, for life, with a continuing annuity to the Beneficiary if the Beneficiary survives the Participant or Former Participant, in an amount which is fifty percent (50%) of the monthly annuity payable to the Participant or Former Participant, beginning with the first day of the month following the Participant’s or Former Participant’s death and continuing for the Beneficiary’s lifetime.
(g)    A Ten-Year Installment Option. A schedule of equal annual installment payments for a period of ten years payable to the Participant or Former Participant commencing as provided under Section 5.4(b) and then payable annually on each anniversary of the first installment payment during the installment payment schedule. For purposes of determining the amount of the installment payments, the Account Balance of the Participant or Former Participant shall be credited with six percent (6%) annual interest for each twelve-month period during the installment period.
(h)    A One-Half Lump Sum and One-Half Ten-Year Installment Option. One-half of the value of the Participant’s or Former Participant’s Account is paid in a single lump sum and the remaining value of the Participant or Former Participant’s Account is paid pursuant to a schedule of equal annual installment payments for a period of ten years commencing concurrently pursuant to Section 5.4(b) and then payable annually on each anniversary of the first installment payment during the payment schedule. For purposes of determining the amount of the installment payments on the remaining one-half of the Account Balance, the Account Balance of the Participant or Former Participant shall be credited with six percent (6%) annual interest for each twelve-month period during the installment period.

5.4    Automatic Time of Benefit Payment
(a)    Automatic Time. Unless a Participant or Former Participant elects, in the manner prescribed in Section 5.6, an optional time of benefit payment within 30 days of first becoming a Participant, the automatic time of payment of a benefit under the Plan shall be the earlier of the Participant’s Termination of Employment, death or Disability.
(b)    Date Payment is Made. Payment of a benefit under the Plan shall begin as soon as administratively practicable, but not later than 90 days, following Termination of Employment, death or Disability. The Bank shall decide, in its sole discretion, when the exact date payment shall begin within such 90-day period.
5.5    Optional Time of Benefit Payment
Notwithstanding Section 5.4(b) above, if a Participant has a Termination of Employment at age 45 or older he may elect to defer payment of benefits under the Plan beyond such Termination of Employment, provided such election is made in accordance with Section 5.6 and the distribution is to be made on a specified date, death or Disability. No payment of benefits may be made under this Plan prior to Termination of Employment, death or Disability. Notwithstanding the foregoing, distributions shall commence no later than the April 1 following the end of the calendar year in which the later of the two following events occur: (1) the Participant reaches age 70 ½, or (2) the Participant has a Termination of Employment.
5.6    Manner and Time of Elections
(a)    The election of an optional form or time of benefit payment shall be made on such forms as may be prescribed by the Bank. Except as provided in Section 5.6(b), a Participant must make an election regarding the optional form of benefit and the optional time of benefit payment within 30 days of first becoming a Participant and such election shall be irrevocable on the beginning of the 31st day after becoming a Participant. If no election is made within such 30 days, the automatic form of benefit payment and automatic time of benefit payment rules will apply. A Participant (or Former Participant) may modify his election or the automatic form and time of benefit but the date the modification is submitted to the administrator must be at least twelve (12) months prior to the Participant’s (or Former Participant’s) scheduled distribution date, the modification shall not be effective for twelve (12) months after it becomes irrevocable and the first payment under the modified distribution date must occur at least five (5) years after the date such payment would have been made absent the modification; provided, however, that the additional five (5) years shall not apply to payments elected to be made upon death or to any change in the form of payment between annuities that are Actuarial Equivalents. The election to modify in the preceding sentence shall be irrevocable twelve (12) months prior to the scheduled distribution date absent the modification.
(b)    The rules regarding elections apply to rehired employees described in Section 4.1(b), in the same way it applies to newly eligible employees.
(c)    Notwithstanding any other provision in the Plan to the contrary, during 2008 a Participant may modify the form of distribution and the distribution date elected under Section 5.6(a), provided that the election is made not later than December 31, 2008. No election under this Section shall: (1) change the payment date of any distribution otherwise scheduled to be paid in 2008 or cause a payment to be paid in 2008, or (2) be permitted after December 31, 2008.

(d)    Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.
(e)    The Committee may delay any payment to a Participant or Former Participant upon the Committee’s reasonable anticipation of one or more of the following: (i) making such payment would jeopardize the Bank’s ability to continue as a going concern and the payment is made to the Participant during the first taxable year in which making the payment would not have such effect on the Bank; or (ii) making such payment would violate Federal securities laws or other applicable law.
5.7    Death Benefits
(a)    In the case of a Participant or Former Participant:
(1)    who has a vested interest in his or her Account balance; and
(2)    who dies before benefit payment has been made in the case of the lump sum automatic form of payment pursuant to Section 5.2, or who has elected an optional form of payment pursuant to Section 5.3 (other than 5.3(f)) and dies before any payment has begun, the amount of the vested Account balance shall be paid in a lump sum to the Participant’s or Former Participant’s Beneficiary eighteen (18) months after the death of the Participant or Former Participant. In order to change the form or the time of the payment, the Beneficiary must make an election within six (6) months after the Participant’s or Former Participant’s death to receive a distribution in a form that is available to Beneficiaries under Section 5.3, such election shall be irrevocable on the six (6) month anniversary of the Participant’s death and shall not be effective for twelve (12) months after the date such election becomes irrevocable. If the Beneficiary fails to make a timely election, the Beneficiary will receive the benefit in the form of a lump sum at the end of the eighteen (18) month period. The Beneficiary cannot elect to receive: (1) payment past the date that is the April 1 following the end of the calendar year in which the Participant would have attained age 70 ½, (2) benefits in a form not allowed under the Cash Balance Plan and (3) benefits before the end of the eighteen (18) month period.
(b)    In the case of a Participant or Former Participant:
(1)    who has a vested interest in his or her Account balance; and
(2)    who has elected the contingent fifty percent (50%) annuitant option pursuant to Section 5.3(b) and who dies either before or after benefit payment has begun, the amount of the vested Account balance shall be paid or continue to be paid in the form of the contingent fifty percent (50%) annuitant option described in Section 5.3(f).
(c)    In no other case shall any amount be paid to a Participant’s or Former Participant’s Beneficiary.
5.8    Beneficiary Designation
A Participant or Former Participant may designate a person or other entity as the Beneficiary to receive any death benefit payable under the Plan. Each Beneficiary designation shall be in the form prescribed by the Bank, shall be effective only when properly filed in writing with the Bank before the earlier of the Participant’s or Former Participant’s death or the time payment is made or commences, and shall revoke all prior designations by the Participant or Former Participant.

ARTICLE 6: SOURCE OF PAYMENTS
All benefits payable under the Plan shall be paid as they become due and payable by the Bank out of its general assets. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of Participants, Former Participants or their Beneficiaries or create a fiduciary relationship between the Bank and the Participants, Former Participants or their Beneficiaries. To the extent that any person acquires a right to receive benefits under the Plan, such rights shall be no greater than the right of any unsecured general creditors of the Bank. Notwithstanding the foregoing, the Bank may, in its sole discretion, execute a trust agreement with a trustee, or enter into one or more contracts with an insurance company or companies, or adopt a combination of both methods of funding. Any such trust so established shall be a “rabbi” grantor trust under Sections 671 through 679.

ARTICLE 7: ADMINISTRATION
7.1    Committee
(a)    General. The Committee, subject to those powers which the Board of Directors has reserved as described in Article 8 below, shall have general authority over, and responsibility for, the administration and interpretation of the Plan. The Committee shall have full power, authority and discretion to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and the trust, if any, the calculation of the amount of benefits payable under the Plan, and to review claims for benefits under the Plan. The Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.
(b)    Composition. The Committee shall consist of at least three individuals, each of whom shall be appointed by the Board of Directors. Any Committee member may resign by delivering his or her written resignation to the Committee no later than fifteen (15) days before the effective date of the resignation. The Board of Directors may remove any member of the Committee at any time and for any reason with or without advance written notice. Vacancies in the Committee arising by resignation, death, removal or otherwise shall be filled by the Board of Directors.
(c)    Committee Procedures. The Committee shall elect or designate one of its own members as Chair, establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings. A majority of the members of the Committee shall constitute a quorum for the transaction of business by the Committee. Any action of the Committee may be taken upon the affirmative vote of a majority of the members at a meeting or, at the direction of its Chair, without a meeting by mail or telephone, provided that all of the Committee members are informed in writing of the matter to be voted upon. The Committee may establish procedures pursuant to which a Committee member may elect not to participate in a Committee proceeding in which such member has an interest. No Committee member shall be entitled to act on or decide any matters relating solely to such Committee member as a Participant or any of his or her rights or benefits under the Plan.
(d)    Expenses. All expenses incurred by the Committee in its administration of the Plan shall be paid by the Bank. The Committee members shall not receive any special compensation for serving in such capacity but shall be reimbursed for any reasonable expenses actually incurred in connection therewith. No bond or other security is required of the Committee or any member thereof in any jurisdiction.
(e)    Liability; Indemnification. No Committee member shall be personally liable by reason of any instrument executed by such Committee member, or action taken by the member in his or her capacity as a Committee member, acting in good faith and exercising reasonable care, nor for any mistake of judgment made in good faith. Committee members may be entitled to indemnification for certain costs, expenses and liabilities to the fullest extent permitted by applicable law and regulations and the charter and bylaws of the Bank, and subject to the terms and conditions set forth in such bylaws.
7.2    Procedures for Requesting Benefit Payments
To obtain Plan benefits, a Participant, Former Participant or Beneficiary must file a written application with the Bank. Procedures for filing a claim in the event that Plan benefits are denied in whole or in part may be obtained from the Bank.

ARTICLE 8: AMENDMENT AND TERMINATION
8.1    Amendment of the Plan
The Bank reserves the right to amend the Plan at any time and in any respect whatsoever by action of its Board of Directors or by such other means as may be prescribed by the Board of Directors. The President of the Bank shall have authority to make administrative and other amendments to the Plan as may be necessary or appropriate to facilitate the administration, management, and interpretation of the Plan or to conform the Plan thereto (including any such amendments as necessary or appropriate from time to time to conform the Plan to changes in applicable laws), provided that any such amendment or action does not have a material effect on the then currently estimated cost to the Bank of maintaining the Plan. All amendments to the Plan that have a material effect on the then currently estimated cost to the Bank of maintaining the Plan must be approved by the Board of Directors. Retroactive Plan amendments may not decrease the Account balance of any Participant or Former Participant determined as of the time the amendment is adopted, unless the Participant or Former Participant consents in writing.
8.2    Termination of the Plan
While it is the intent of the Bank to maintain the Plan indefinitely, it reserves the right to terminate the Plan in whole or in part by action of the Board of Directors (or by such other means as may be prescribed by the Board of Directors) at any time.
Upon termination of the Plan, no further benefits shall accrue under the Plan to any Participant or Former Participant. In the event of a termination of the Plan, the Bank may determine that the Accounts will be distributed. If the Board of Directors determines that the Plan is to be terminated and distributions are to be made, the Accounts will be distributed within the period beginning twelve (12) months after the date the Plan was terminated and ending twenty-four (24) months after the date the Plan was terminated, or pursuant to Article 5 of the Plan, if earlier, and otherwise in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix)(C). Any liquidation and termination of the Plan will not occur proximate to a downturn in the financial health of the Bank, as prohibited by Code Section 409A. If the Plan is terminated and Accounts are distributed, the Bank shall: (1) terminate all arrangements for Participants that are required to be aggregated with the Plan under Code Section 409A and (2) not adopt a new plan for Participants that would be aggregated with the Plan under Code Section 409A, at any time within three (3) years following the date of the termination of the Plan.
8.3    Change in Control
The Bank may terminate the Plan within 30 days prior to or twelve (12) months following a Change in Control and distribute the Accounts of the Participants or Former Participants within the twelve (12) month period following a termination of the Plan and otherwise in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix)(B). If the Plan is terminated and Accounts are distributed in connection with a Change in Control, the Bank shall: (1) terminate all arrangements for Participants that are required to be aggregated with the Plan under Code Section 409A and (2) not adopt a new plan for Participants that would be aggregated with the Plan under Code Section 409A, at any time within three years following the date of the termination of the Plan.
8.4    Dissolution or Bankruptcy
The Plan shall automatically terminate upon a corporate dissolution or bankruptcy provided that Participants’ (or Former Participant’s) Accounts are distributed and included in the gross income of the Participants (or Former Participants) by the latest of: (i) the Plan Year in which the Plan termination, (ii) the first Plan Year in which payment of the Accounts is administratively practicable, or (iii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture and otherwise in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix)(C). A corporate dissolution or bankruptcy will have occurred only if the transaction qualifies as both a liquidation or reorganization under 12 United States Code Section 1446(26) and a dissolution or bankruptcy under Code Section 409A and the regulations promulgated thereunder.
ARTICLE 9: MISCELLANEOUS PROVISIONS
9.1    Employment Rights
Nothing contained in this Plan or any modification of the Plan or act done in pursuance of this Plan shall be construed as giving any Participant or Former Participant any legal or equitable right with respect to his or her employment against the Bank (or any director, officer or employee thereof), unless specifically provided in this Plan or under applicable law, or as giving any person a right to be retained in the employ of the Bank. All employees shall remain subject to assignment, reassignment, promotion, transfer, layoff, reduction, suspension, and discharge to the same extent as if this Plan had never been established.
9.2    No Examination or Accounting
Neither this Plan nor any action taken under it shall be construed as giving any person the right to an accounting or to examine the books or affairs of the Bank, the Plan, or the Committee, except to the extent required by law.

9.3    Records Conclusive
The records of the Bank and the Committee shall be conclusive in respect to all matters involved in the administration of the Plan to the extent permitted by applicable law.
9.4    Severability
In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, and it shall be construed and enforced as if such illegal or invalid provision had never been included.
9.5    Counterparts
This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counter parts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.
9.6    Taxes
The Bank shall withhold, or cause to be withheld, from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law be withheld with respect to such payment.
9.7    Binding Effect
The Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns and the Participants, Former Participants, their Beneficiaries and estates. The Plan shall also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank thereunder.
In any agreement or plan which the Bank may enter into to effect any merger, consolidation, reorganization, or transfer of assets, except as provided in Section 8.3, the Bank agrees that it shall make appropriate provision for the preservation of the Participants’ and Former Participants’ benefits accrued under the Plan prior to such merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of the Plan obligations of the Bank, the term “Bank” shall refer to such other organization and the Plan shall continue in full force and effect.
9.8    Assignment
No Participant or Former Participant or Beneficiary shall have the right to assign, transfer, hypothecate, encumber or anticipate his or her benefits under the Plan, nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment of any claim against the Participant or Former Participant or his or her Beneficiary. In the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder. The foregoing notwithstanding, in accordance with procedures that are established by the Committee (including procedures requiring prompt notification to the affected Participant or Former Participant and each alternate payee of the receipt by the Plan or the Bank of a domestic relations order and its procedures for determining the qualified status of such order) and subject to Code Section 409A, a judicial order for purposes of or pertaining to domestic relations (which orders do not alter the amount, timing, or form of benefit other than to have it commence at the earliest permissible date) shall be honored by the Plan and the Bank if the Committee or its designee determines that such order would constitute a qualified domestic relations order (within the meaning of Section 414(p)(1)(B) of the Code) if the Plan were a qualified retirement plan under Section 401(a) of the Code.
9.9    Incapacity
If the Committee is presented with credible evidence that any person to whom any amount is or was payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child, or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. In making such a finding the Committee may rely on the advice of experts chosen by the Committee in its sole discretion. Any payment consequent on such finding shall be in complete discharge of the liability of the Plan and the Bank therefor.
9.10    Unsecured Creditor
To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.
9.11    Notice
Any election, application, claim, designation, request, notice, instruction or other communication required or permitted to be made by a Participant, Former Participant, Beneficiary, or other person to the Committee shall be made in writing and in such form as is prescribed from time to time by the Committee and shall be mailed by first-class mail, postage pre-paid or delivered to such location as shall be specified by the Committee and shall be deemed to have been given and delivered only upon receipt thereof at such location.
9.12    Benefits Not Salary
The benefits payable under the Plan shall be independent of, and in addition to, any other benefits provided by the Bank and shall not be deemed salary or other remuneration by the Bank for the purpose of computing benefits to which any Participant or Former Participant may be entitled under any other plan or arrangement of the Bank.
9.13    Captions
The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.
9.14    Governing Law
The Plan is intended to constitute an unfunded Plan for a select group of employees and rights thereunder shall be construed according to the laws of the State of California, without giving effect to the choice of law principles thereof, and the laws of the United States, as applicable. The Plan shall be construed in a manner that is consistent and compliant with Section 409A of the Code, and any regulations promulgated thereunder. Any provision that is noncompliant with Section 409A of the Code is void or deemed amended to comply with Section 409A of the Code. The Bank does not guarantee or warrant the tax consequences of the Plan, and the Participants shall in all cases be liable for any taxes due with respect to the Plan.
9.15    Addresses
Each Participant or Former Participant must file with the Bank from time to time in writing his or her post office address and each change of post office address. The communication, statement or notice addressed to a Participant or Former Participant at the last post office address filed with the Bank, or if no address is filed with the Bank, then at the last post office address as shown on the records of the Bank, shall be binding on the Participant or Former Participant and his or her Beneficiaries for all purposes of the Plan. The Bank shall not be required to search for or locate a Participant, Former Participant or his or her Beneficiary.
IN WITNESS WHEREOF, the Federal Home Loan Bank of San Francisco has caused this amendment and restatement to the Federal Home Loan Bank of San Francisco Supplemental Executive Retirement Plan, effective January 29, 2021, to be executed by its duly authorized officers, this 18th day of February, 2021.
FEDERAL HOME LOAN BANK OF SAN FRANCISCO

Signature:	/s/ Stephen P. Traynor
Name:	Stephen P. Traynor
Title:	Acting President and Chief Executive Officer

Signature:	/s/ Elena Andreadakis
Name:	Elena Andreadakis
Title:	Executive Vice President Chief Administrative Officer

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Schedule A

Subject to Sections 3.4, 4.2 and other applicable provisions of the Plan, for the Plan Year beginning in 2018 and for subsequent Plan Years, Contribution Credits shall be credited to the Account of each Participant as follows (unless the Board of Directors specifically designates that a different Schedule is applicable to such Participant):
A.1    20% of Compensation for Contribution Credit Service less than 5 years.
A.2    25% of Compensation for Contribution Credit Service of 5 or more.
Subject to Sections 3.4, 4.2 and other applicable provisions of the Plan, for the Plan Years beginning in 2003 and ending in 2017, Contribution Credits for Participants designated under Schedule A shall be credited to the Account of each Participant as follows:
A.1    8% of Compensation for Contribution Credit Service less than 10 years.
A.2    12% of Compensation for Contribution Credit Service of 10 or more but less than 15 years.
A.3    16% of Compensation for Contribution Credit Service of 15 years or more.
For purposes of this Schedule A, Compensation shall include only Compensation earned by the Participant during the applicable Plan Year while a Participant in the Plan. Additionally, for purposes of this Schedule, Contribution Credit Service shall be determined as of the first day of the applicable Plan Year. No Contribution Credits shall be credited to the Account of any Participant under this Schedule A for, or with respect to, any year prior to 2003.

A-1

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Schedule B

Subject to Sections 3.4, 4.2 and other applicable provisions of the Plan, for the Plan Year beginning in 2003 and for subsequent Plan Years, the Account of each Participant to whom the Board of Directors has specifically designated this Schedule B applies shall be credited with Contribution Credits as follows:
B.1    10% of Compensation for Contribution Credit Service less than 10 years.
B.2    15% of Compensation for Contribution Credit Service of 10 or more but less than 15 years.
B.3    20% of Compensation for Contribution Credit Service of 15 years or more..
For purposes of this Schedule, Compensation shall include only Compensation earned by the Participant during the applicable Plan Year while a Participant in the Plan. Additionally, for purposes of this Schedule, Contribution Credit Service shall be determined as of the first day of the applicable Plan Year. No Contribution Credits shall be credited to the Account of any Participant under this Schedule B for or with respect to any year prior to 2003.
B-1

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Schedule C

Subject to Sections 3.4, 4.2 and other applicable provisions of the Plan, for the Plan Year beginning in 2018 and for subsequent Plan Years, the Account of each Participant to whom the Board of Directors has specifically designated this Schedule C applies shall be credited with Contribution Credits as follows:
C.1    25% of Compensation for Contribution Credit Service less than 5 years.
C.2    35% of Compensation for Contribution Credit Service more than 5 years.
Subject to Sections 3.4, 4.2 and other applicable provisions of the Plan, for the Plan Year beginning in 2016 and ending in 2017, the Account of each Participant to whom the Board of Directors has specifically designated this Schedule C applies shall be credited with Contribution Credits as follows:
C.1    10% of Compensation for Contribution Credit Service less than 4 years.
C.2    15% of Compensation for Contribution Credit Service of 4 or more but less than 9 years.
C.3    20% of Compensation for Contribution Credit Service of 9 years or more.
For purposes of this Schedule, Compensation shall include only Compensation earned by the Participant during the applicable Plan Year while a Participant in the Plan. No Contribution Credits shall be credited to the Account of any Participant under this Schedule C for or with respect to any year prior to 2016.

Additional Discretionary Contribution Credit
The amount of all Special Contribution Credits credited to the Account of a Participant, whom the Board of Directors has specifically designated that this Schedule C applies, may not exceed twice the Participant’s Pay Limitation for the applicable Plan Year.
Supplemental Three Year Contribution Credit
Subject to applicable provisions of the Plan and subject to prior review and non-objection by the Federal Housing Finance Agency, the Account of a Participant to whom the Board of Directors has specifically designated that the Supplemental Three Year Contribution Credit set forth on this Schedule C applies shall be credited with additional Contribution Credits as follows:
$200,000 Contribution Credit on the thirtieth (30th day) following the Participant’s employment commencement date with the Bank.
$200,000 Contribution Credit on the first anniversary of the Participant’s employment commencement date with the Bank.
$200,000 Contribution Credit on the second anniversary of the Participant’s employment commencement date with the Bank.
No Contribution Credit shall be made under this Supplemental Three Year Contribution Credit schedule on any date set forth herein if the Participant has a Termination of Employment prior to such date; provided, however, if the Participant has a Termination of Employment prior to the second anniversary of the Participant’s employment commencement date with the Bank solely by reason of the Participant’s death, Disability, or involuntary termination by the Bank without Cause, then on the Participant’s date of Termination of Employment the Participant’s Account will be credited with a pro rata portion of the next scheduled $200,000 Contribution

Credit only, with such proration based on the ratio of (i) the number of days of the Participant’s employment with the Bank following the then most recent anniversary of the Participant’s employment commencement date with the Bank (or the employment commencement date itself if the Participant has not reached the Participant’s first anniversary) to (ii) 365 days.
Notwithstanding Section 4.5 of the Plan, each Contribution Credit under this Supplemental Three Year Contribution Credit schedule only shall be fully vested immediately upon its crediting date.

▪FEDERAL HOME LOAN BANK OF SAN FRANCISCO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
▪
Schedule D

Subject to Sections 3.4, 4.2 and other applicable provisions of the Plan, for the Plan Year beginning in 2021 and for subsequent Plan Years, the Account of each Participant to whom the Board of Directors has specifically designated application of this Schedule D shall be credited with Contribution Credits as follows:
D.1    25% of Compensation for Contribution Credit Service less than 5 years.
D.2    35% of Compensation for Contribution Credit Service more than 5 years.
For purposes of this Schedule, Compensation shall include only Compensation earned by the Participant during the applicable Plan Year while a Participant in the Plan. No Contribution Credits shall be credited to the Account of any Participant under this Schedule D for or with respect to any year prior to 2021.
In accordance with Section 8.1 of the Plan, the Bank may amend the Plan from time to time, including administrative and other amendments as necessary or appropriate to conform the Plan to changes in applicable laws and best practices.

D-1

Exhibit C to the Employment Agreement

JAMS Employment Arbitration Rules & Procedures
Effective July 1, 2014

Table of Contents
Rule 1.    Scope of Rules
Rule 2.    Party Self-Determination
Rule 3.    Amendment of Rules
Rule 4.    Conflict with Law
Rule 5.    Commencing an Arbitration
Rule 6.    Preliminary and Administrative Matters
Rule 7.    Number and Neutrality of Arbitrators; Appointment and Authority of Chairperson
Rule 8.    Service
Rule 9.    Notice of Claims
Rule 10.    Changes of Claims
Rule 11.    Interpretation of Rules and Jurisdictional Challenges
Rule 12.    Representation
Rule 13.    Withdrawal from Arbitration
Rule 14.    Ex Parte Communications
Rule 15.    Arbitrator Selection, Disclosures and Replacement
Rule 16.    Preliminary Conference
Rule 17.    Exchange of Information
Rule 18.    Summary Disposition of a Claim or Issue
Rule 19.    Scheduling and Location of Hearing
Rule 20.    Pre-Hearing Submissions
Rule 21.    Securing Witnesses and Documents for the Arbitration Hearing
Rule 22.    The Arbitration Hearing
Rule 23.    Waiver of Hearing
Rule 24.    Awards
Rule 25.    Enforcement of the Award
Rule 26.    Confidentiality and Privacy
Rule 27.    Waiver
Rule 28.    Settlement and Consent Award
Rule 29.    Sanctions
Rule 30.    Disqualification of the Arbitrator as a Witness or Party and Exclusion of Liability
Rule 31.    Fees
Rule 32.    Bracketed (or High-Low) Arbitration Option
Rule 33.    Final Offer (or Baseball) Arbitration Option
Rule 34.    Optional Arbitration Appeal Procedure
Rule 1. Scope of Rules
(a)The JAMS Employment Arbitration Rules and Procedures ("Rules") govern binding Arbitrations of disputes or claims that are administered by JAMS and in which the Parties agree to use these Rules or, in the absence of such agreement, the disputes or claims are employment-related, unless other Rules are prescribed.

(b)The Parties shall be deemed to have made these Rules a part of their Arbitration agreement ("Agreement") whenever they have provided for Arbitration by JAMS under its Employment Rules or for Arbitration by JAMS without specifying any particular JAMS Rules and the disputes or claims meet the criteria of the first paragraph of this Rule.
(c)The authority and duties of JAMS as prescribed in the Agreement of the Parties and in these Rules shall be carried out by the JAMS National Arbitration Committee ("NAC") or the office of JAMS General Counsel or their designees.
(d)JAMS may, in its discretion, assign the administration of an Arbitration to any of its Resolution Centers.
(e)The term "Party" as used in these Rules includes Parties to the Arbitration and their counsel or representatives.
(f)"Electronic filing" (e-file) means the electronic transmission of documents to and from JAMS and other Parties for the purpose of filing via the Internet. "Electronic service" (e-service) means the electronic transmission of documents via JAMS Electronic Filing System to a party, attorney or representative under these Rules.
Rule 2. Party Self-Determination
(a)The Parties may agree on any procedures not specified herein or in lieu of these Rules that are consistent with the applicable law and JAMS policies (including, without limitation, the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness and Rules 15(i), 30 and 31). The Parties shall promptly notify JAMS of any such Party-agreed procedures and shall confirm such procedures in writing. The Party-agreed procedures shall be enforceable as if contained in these Rules.
(b)When an Arbitration Agreement provides that the Arbitration will be non-administered or administered by an entity other than JAMS and/or conducted in accordance with rules other than JAMS Rules, the Parties may subsequently agree to modify that Agreement to provide that the Arbitration will be administered by JAMS and/or conducted in accordance with JAMS Rules.
Rule 3. Amendment of Rules
JAMS may amend these Rules without notice. The Rules in effect on the date of the commencement of an Arbitration (as defined in Rule 5) shall apply to that Arbitration, unless the Parties have agreed upon another version of the Rules.
Rule 4. Conflict with Law
If any of these Rules, or modification of these Rules agreed to by the Parties, is determined to be in conflict with a provision of applicable law, the provision of law will govern over the Rule in conflict, and no other Rule will be affected.
Rule 5. Commencing an Arbitration
(a)The Arbitration is deemed commenced when JAMS issues a Commencement Letter based upon the existence of one of the following:
(i)A post-dispute Arbitration Agreement fully executed by all Parties specifying JAMS administration or use of any JAMS Rules; or
(ii)A pre-dispute written contractual provision requiring the Parties to arbitrate the employment dispute or claim and specifying JAMS administration or use of any JAMS Rules or that the Parties agree shall be administered by JAMS; or
(iii)A written confirmation of an oral agreement of all Parties to participate in an Arbitration administered by JAMS or conducted pursuant to any JAMS Rules; or
(iv)The Respondent's failure to timely object to JAMS administration; or
(v)A copy of a court order compelling Arbitration at JAMS.
(b)The issuance of the Commencement Letter confirms that requirements for commencement have been met, that JAMS has received all payments required under the applicable fee schedule and that the Claimant has provided JAMS with contact information for all Parties along with evidence that the Demand for Arbitration has been served on all Parties.

(c)If a Party that is obligated to arbitrate in accordance with subparagraph (a) of this Rule fails to agree to participate in the Arbitration process, JAMS shall confirm in writing that Party's failure to respond or participate, and, pursuant to Rule 19, the Arbitrator, once appointed, shall schedule, and provide appropriate notice of, a Hearing or other opportunity for the Party demanding the Arbitration to demonstrate its entitlement to relief.
(d)The date of commencement of the Arbitration is the date of the Commencement Letter but is not intended to be applicable to any legal requirements such as the statute of limitations, any contractual limitations period or claims notice requirements. The term "commencement," as used in this Rule, is intended only to pertain to the operation of this and other Rules (such as Rule 3, 13(a), 17(a), 31(a)).
Rule 6. Preliminary and Administrative Matters
(a)JAMS may convene, or the Parties may request, administrative conferences to discuss any procedural matter relating to the administration of the Arbitration.
(b)If no Arbitrator has yet been appointed, at the request of a Party and in the absence of Party agreement, JAMS may determine the location of the Hearing, subject to Arbitrator review. In determining the location of the Hearing, such factors as the subject matter of the dispute, the convenience of the Parties and witnesses, and the relative resources of the Parties shall be considered, but in no event will the Hearing be scheduled in a location that precludes attendance by the Employee.
(c)If, at any time, any Party has failed to pay fees or expenses in full, JAMS may order the suspension or termination of the proceedings. JAMS may so inform the Parties in order that one of them may advance the required payment. If one Party advances the payment owed by a non-paying Party, the Arbitration shall proceed, and the Arbitrator may allocate the non-paying Party's share of such costs, in accordance with Rules 24(f) and 31(c). An administrative suspension shall toll any other time limits contained in these Rules or the Parties' Agreement.
(d)JAMS does not maintain an official record of documents filed in the Arbitration. If the Parties wish to have any documents returned to them, they must advise JAMS in writing within thirty (30) calendar days of the conclusion of the Arbitration. If special arrangements are required regarding file maintenance or document retention, they must be agreed to in writing, and JAMS reserves the right to impose an additional fee for such special arrangements. Documents that are submitted for e-filing are retained for thirty (30) calendar days following the conclusion of the Arbitration.
(e)Unless the Parties' Agreement or applicable law provides otherwise, JAMS, if it determines that the Arbitrations so filed have common issues of fact or law, may consolidate Arbitrations in the following instances:
(i)If a Party files more than one Arbitration with JAMS, JAMS may consolidate the Arbitrations into a single Arbitration.
(ii)Where a Demand or Demands for Arbitration is or are submitted naming Parties already involved in another Arbitration or Arbitrations pending under these Rules, JAMS may decide that the new case or cases shall be consolidated into one or more of the pending proceedings and referred to one of the Arbitrators or panels of Arbitrators already appointed.
(iii)Where a Demand or Demands for Arbitration is or are submitted naming parties that are not identical to the Parties in the existing Arbitration or Arbitrations, JAMS may decide that the new case or cases shall be consolidated into one or more of the pending proceedings and referred to one of the Arbitrators or panels of Arbitrators already appointed.
When rendering its decision, JAMS will take into account all circumstances, including the links between the cases and the progress already made in the existing Arbitrations.
Unless applicable law provides otherwise, where JAMS decides to consolidate a proceeding into a pending Arbitration, the Parties to the consolidated case or cases will be deemed to have waived their right to designate an Arbitrator as well as any contractual provision with respect to the site of the Arbitration.
(f)Where a third party seeks to participate in an Arbitration already pending under these Rules or where a Party to an Arbitration under these Rules seeks to compel a third party to participate in a pending Arbitration, the Arbitrator shall determine such request, taking into account all circumstances he or she deems relevant and applicable.
Rule 7. Number and Neutrality of Arbitrators; Appointment and Authority of

Chairperson
(a)The Arbitration shall be conducted by one neutral Arbitrator, unless all Parties agree otherwise. In these Rules, the term "Arbitrator" shall mean, as the context requires, the Arbitrator or the panel of Arbitrators in a tripartite Arbitration.
(b)In cases involving more than one Arbitrator, the Parties shall agree on, or, in the absence of agreement, JAMS shall designate, the Chairperson of the Arbitration Panel. If the Parties and the Arbitrators agree, a single member of the Arbitration Panel may, acting alone, decide discovery and procedural matters, including the conduct of hearings to receive documents and testimony from third parties who have been subpoenaed to produce documents.
(c)Where the Parties have agreed that each Party is to name one Arbitrator, the Arbitrators so named shall be neutral and independent of the appointing Party, unless the Parties have agreed that they shall be non-neutral.
Rule 8. Service
(a)The Arbitrator may at any time require electronic filing and service of documents in an Arbitration. If an Arbitrator requires electronic filing, the Parties shall maintain and regularly monitor a valid, usable and live email address for the receipt of all documents filed through JAMS Electronic Filing System. Any document filed electronically shall be considered as filed with JAMS when the transmission to JAMS Electronic Filing System is complete. Any document e-filed by 11:59 p.m. (of the sender's time zone) shall be deemed filed on that date. Upon completion of filing, JAMS Electronic Filing System shall issue a confirmation receipt that includes the date and time of receipt. The confirmation receipt shall serve as proof of filing.
(b)Every document filed with JAMS Electronic Filing System shall be deemed to have been signed by the Arbitrator, Case Manager, attorney or declarant who submits the document to JAMS Electronic Filing System, and shall bear the typed name, address and telephone number of a signing attorney. Documents containing signatures of third parties (i.e., unopposed motions, affidavits, stipulations, etc.) may also be filed electronically by indicating that the original signatures are maintained by the filing Party in paper format.
(c)Delivery of e-service documents through JAMS Electronic Filing System to other registered users shall be considered as valid and effective service and shall have the same legal effect as an original paper document. Recipients of e-service documents shall access their documents through JAMS Electronic Filing System. E-service shall be deemed complete when the Party initiating e-service completes the transmission of the electronic document(s) to JAMS Electronic Filing System for e-filing and/or e-service. Upon actual or constructive receipt of the electronic document(s) by the Party to be served, a Certificate of Electronic Service shall be issued by JAMS Electronic Filing System to the Party initiating e-service, and that Certificate shall serve as proof of service. Any Party who ignores or attempts to refuse e-service shall be deemed to have received the electronic document(s) 72 hours following the transmission of the electronic document(s) to JAMS Electronic Filing System.
(d)If an electronic filing or service does not occur because of (1) an error in the transmission of the document to JAMS Electronic Filing System or served Party which was unknown to the sending Party; (2) a failure to process the electronic document when received by JAMS Electronic Filing System; (3) the Party was erroneously excluded from the service list; or (4) other technical problems experienced by the filer, the Arbitrator or JAMS may, for good cause shown, permit the document to be filed nunc pro tunc to the date it was first attempted to be sent electronically. Or, in the case of service, the Party shall, absent extraordinary circumstances, be entitled to an order extending the date for any response or the period within which any right, duty or other act must be performed.
(e)For documents that are not filed electronically, service by a Party under these Rules is effected by providing one signed copy of the document to each Party and two copies in the case of a sole Arbitrator and four copies in the case of a tripartite panel to JAMS. Service may be made by hand-delivery, overnight delivery service or U.S. mail. Service by any of these means is considered effective upon the date of deposit of the document.
(f)In computing any period of time prescribed or allowed by these Rules for a Party to do some act within a prescribed period after the service of a notice or other paper on the Party and the notice or paper is served on the Party only by U.S. mail, three (3) calendar days shall be added to the prescribed period.
Rule 9. Notice of Claims
(a)Each Party shall afford all other Parties reasonable and timely notice of its claims, affirmative defenses or counterclaims. Any such notice shall include a short statement of its factual basis. No claim, remedy, counterclaim, or affirmative defense will be considered by the Arbitrator in the absence of such prior notice to the other Parties, unless the Arbitrator determines that no Party has been unfairly prejudiced by such lack of formal notice or all Parties agree that such consideration is appropriate notwithstanding the lack of prior notice.

(b)Claimant's notice of claims is the Demand for Arbitration referenced in Rule 5. It shall include a statement of the remedies sought. The Demand for Arbitration may attach and incorporate a copy of a Complaint previously filed with a court. In the latter case, Claimant may accompany the Complaint with a copy of any Answer to that Complaint filed by any Respondent.
(c)Within fourteen (14) calendar days of service of the notice of claim, a Respondent may submit to JAMS and serve on other Parties a response and a statement of any affirmative defenses, including jurisdictional challenges, or counterclaims it may have.
(d)Within fourteen (14) calendar days of service of a counterclaim, a Claimant may submit to JAMS and serve on other Parties a response to such counterclaim and any affirmative defenses, including jurisdictional challenges, it may have.
(e)Any claim or counterclaim to which no response has been served will be deemed denied.
(f)Jurisdictional challenges under Rule 11 shall be deemed waived, unless asserted in a response to a Demand or counterclaim or promptly thereafter, when circumstances first suggest an issue of arbitrability.
Rule 10. Changes of Claims
After the filing of a claim and before the Arbitrator is appointed, any Party may make a new or different claim against a Party or any third Party that is subject to Arbitration in the proceeding. Such claim shall be made in writing, filed with JAMS and served on the other Parties. Any response to the new claim shall be made within fourteen (14) calendar days after service of such claim. After the Arbitrator is appointed, no new or different claim may be submitted, except with the Arbitrator's approval. A Party may request a hearing on this issue. Each Party has the right to respond to any new or amended claim in accordance with Rule 9(c) or (d).
Rule 11. Interpretation of Rules and Jurisdictional Challenges
(a)Once appointed, the Arbitrator shall resolve disputes about the interpretation and applicability of these Rules and conduct of the Arbitration Hearing. The resolution of the issue by the Arbitrator shall be final.
(b)Jurisdictional and arbitrability disputes, including disputes over the formation, existence, validity, interpretation or scope of the agreement under which Arbitration is sought, and who are proper Parties to the Arbitration, shall be submitted to and ruled on by the Arbitrator. Unless the relevant law requires otherwise, the Arbitrator has the authority to determine jurisdiction and arbitrability issues as a preliminary matter.
(c)Disputes concerning the appointment of the Arbitrator shall be resolved by JAMS.
(d)The Arbitrator may, upon a showing of good cause or sua sponte, when necessary to facilitate the Arbitration, extend any deadlines established in these Rules, provided that the time for rendering the Award may only be altered in accordance with Rules 22(i) or 24.
Rule 12. Representation
(a)The Parties, whether natural persons or legal entities such as corporations, LLCs, or partnerships, may be represented by counsel or any other person of the Party's choice. Each Party shall give prompt written notice to the Case Manager and the other Parties of the name, address, telephone and fax numbers and email address of its representative. The representative of a Party may act on the Party's behalf in complying with these Rules.
(b)Changes in Representation. A Party shall give prompt written notice to the Case Manager and the other Parties of any change in its representation, including the name, address, telephone and fax numbers and email address of the new representative. Such notice shall state that the written consent of the former representative, if any, and of the new representative, has been obtained and shall state the effective date of the new representation.
Rule 13. Withdrawal from Arbitration
(a)No Party may terminate or withdraw from an Arbitration after the issuance of the Commencement Letter (see Rule 5), except by written agreement of all Parties to the Arbitration.
(b)A Party that asserts a claim or counterclaim may unilaterally withdraw that claim or counterclaim without prejudice by serving written notice on the other Parties and the Arbitrator. However, the opposing Parties may, within seven (7) calendar days of such notice, request that the Arbitrator condition the withdrawal upon such terms as he or she may direct.
Rule 14. Ex Parte Communications

(a)No Party may have any ex parte communication with a neutral Arbitrator, except as provided in section (b) of this Rule. The Arbitrator(s) may authorize any Party to communicate directly with the Arbitrator(s) by email or other written means as long as copies are simultaneously forwarded to the JAMS Case Manager and the other Parties.
(b)A Party may have ex parte communication with its appointed neutral or non-neutral Arbitrator as necessary to secure the Arbitrator's services and to assure the absence of conflicts, as well as in connection with the selection of the Chairperson of the arbitral panel.
(c)The Parties may agree to permit more extensive ex parte communication between a Party and a non-neutral Arbitrator. More extensive communications with a non-neutral Arbitrator may also be permitted by applicable law and rules of ethics.
Rule 15. Arbitrator Selection, Disclosures and Replacement
(a)Unless the Arbitrator has been previously selected by agreement of the Parties, JAMS may attempt to facilitate agreement among the Parties regarding selection of the Arbitrator.
(b)If the Parties do not agree on an Arbitrator, JAMS shall send the Parties a list of at least five (5) Arbitrator candidates in the case of a sole Arbitrator and ten (10) Arbitrator candidates in the case of a tripartite panel. JAMS shall also provide each Party with a brief description of the background and experience of each Arbitrator candidate. JAMS may replace any or all names on the list of Arbitrator candidates for reasonable cause at any time before the Parties have submitted their choice pursuant to subparagraph (c) below.
(c)Within seven (7) calendar days of service upon the Parties of the list of names, each Party may strike two (2) names in the case of a sole Arbitrator and three (3) names in the case of a tripartite panel, and shall rank the remaining Arbitrator candidates in order of preference. The remaining Arbitrator candidate with the highest composite ranking shall be appointed the Arbitrator. JAMS may grant a reasonable extension of the time to strike and rank the Arbitrator candidates to any Party without the consent of the other Parties.
(d)If this process does not yield an Arbitrator or a complete panel, JAMS shall designate the sole Arbitrator or as many members of the tripartite panel as are necessary to complete the panel.
(e)If a Party fails to respond to a list of Arbitrator candidates within seven (7) calendar days after its service, or fails to respond according to the instructions provided by JAMS, JAMS shall deem that Party to have accepted all of the Arbitrator candidates.
(f)Entities whose interests are not adverse with respect to the issues in dispute shall be treated as a single Party for purposes of the Arbitrator selection process. JAMS shall determine whether the interests between entities are adverse for purposes of Arbitrator selection, considering such factors as whether the entities are represented by the same attorney and whether the entities are presenting joint or separate positions at the Arbitration.
(g)If, for any reason, the Arbitrator who is selected is unable to fulfill the Arbitrator's duties, a successor Arbitrator shall be chosen in accordance with this Rule. If a member of a panel of Arbitrators becomes unable to fulfill his or her duties after the beginning of a Hearing but before the issuance of an Award, a new Arbitrator will be chosen in accordance with this Rule, unless, in the case of a tripartite panel, the Parties agree to proceed with the remaining two Arbitrators. JAMS will make the final determination as to whether an Arbitrator is unable to fulfill his or her duties, and that decision shall be final.
(h)Any disclosures regarding the selected Arbitrator shall be made as required by law or within ten (10) calendar days from the date of appointment. Such disclosures may be provided in electronic format, provided that JAMS will produce a hard copy to any Party that requests it. The Parties and their representatives shall disclose to JAMS any circumstances likely to give rise to justifiable doubt as to the Arbitrator's impartiality or independence, including any bias or any financial or personal interest in the result of the Arbitration or any past or present relationship with the Parties and their representatives. The obligation of the Arbitrator, the Parties and their representatives to make all required disclosures continues throughout the Arbitration process.
(i)At any time during the Arbitration process, a Party may challenge the continued service of an Arbitrator for cause. The challenge must be based upon information that was not available to the Parties at the time the Arbitrator was selected. A challenge for cause must be in writing and exchanged with opposing Parties, who may respond within seven (7) days of service of the challenge. JAMS shall make the final determination as to such challenge. Such determination shall take into account the materiality of the facts and any prejudice to the Parties. That decision will be final.
(j)Where the Parties have agreed that a Party-appointed Arbitrator is to be non-neutral, that Party-appointed Arbitrator is not obliged to withdraw if requested to do so only by the party who did not appoint that Arbitrator.
Rule 16. Preliminary Conference

At the request of any Party or at the direction of the Arbitrator, a Preliminary Conference shall be conducted with the Parties or their counsel or representatives. The Preliminary Conference may address any or all of the following subjects:
(a)The exchange of information in accordance with Rule 17 or otherwise;
(b)The schedule for discovery as permitted by the Rules, as agreed by the Parties or as required or authorized by applicable law;
(c)The pleadings of the Parties and any agreement to clarify or narrow the issues or structure the Arbitration Hearing;
(d)The scheduling of the Hearing and any pre-Hearing exchanges of information, exhibits, motions or briefs;
(e)The attendance of witnesses as contemplated by Rule 21;
(f)The scheduling of any dispositive motion pursuant to Rule 18;
(g)The premarking of exhibits, preparation of joint exhibit lists and the resolution of the admissibility of exhibits;
(h)The form of the Award; and
(i)Such other matters as may be suggested by the Parties or the Arbitrator.
The Preliminary Conference may be conducted telephonically and may be resumed from time to time as warranted.
Rule 17. Exchange of Information
(a)The Parties shall cooperate in good faith in the voluntary and informal exchange of all non-privileged documents and other information (including electronically stored information ("ESI")) relevant to the dispute or claim immediately after commencement of the Arbitration. They shall complete an initial exchange of all relevant, non- privileged documents, including, without limitation, copies of all documents in their possession or control on which they rely in support of their positions, names of individuals whom they may call as witnesses at the Arbitration Hearing and names of all experts who may be called to testify at the Arbitration Hearing, together with each expert's report, which may be introduced at the Arbitration Hearing, within twenty-one (21) calendar days after all pleadings or notice of claims have been received. The Arbitrator may modify these obligations at the Preliminary Conference.
(b)Each Party may take at least one deposition of an opposing Party or an individual under the control of the opposing Party. The Parties shall attempt to agree on the number, time, location, and duration of the deposition(s). Absent agreement, the Arbitrator shall determine these issues, including whether to grant a request for additional depositions, based upon the reasonable need for the requested information, the availability of other discovery and the burdensomeness of the request on the opposing Parties and witness.
(c)As they become aware of new documents or information, including experts who may be called upon to testify, all Parties continue to be obligated to provide relevant, non-privileged documents, to supplement their identification of witnesses and experts and to honor any informal agreements or understandings between the Parties regarding documents or information to be exchanged. Documents that were not previously exchanged, or witnesses and experts that were not previously identified, may not be considered by the Arbitrator at the Hearing, unless agreed by the Parties or upon a showing of good cause.
(d)The Parties shall promptly notify JAMS when a dispute exists regarding discovery issues. A conference shall be arranged with the Arbitrator, either by telephone or in person, and the Arbitrator shall decide the dispute. With the written consent of all Parties, and in accordance with an agreed written procedure, the Arbitrator may appoint a special master to assist in resolving a discovery dispute.
Rule 18. Summary Disposition of a Claim or Issue
The Arbitrator may permit any Party to file a Motion for Summary Disposition of a particular claim or issue, either by agreement of all interested Parties or at the request of one Party, provided other interested Parties have reasonable notice to respond to the motion.
Rule 19. Scheduling and Location of Hearing
(a)The Arbitrator, after consulting with the Parties that have appeared, shall determine the date, time and location of the Hearing. The Arbitrator and the Parties shall attempt to schedule consecutive Hearing days if more than one day is necessary.
(b)If a Party has failed to participate in the Arbitration process, and the Arbitrator reasonably believes that the Party will not participate in the Hearing, the Arbitrator may set the Hearing without consulting with that Party. The non-participating Party shall be served with a Notice of Hearing at least thirty (30) calendar days prior to the scheduled date, unless the law of the relevant jurisdiction allows for, or the Parties have agreed to, shorter notice.
(c)The Arbitrator, in order to hear a third-party witness, or for the convenience of the Parties or the witnesses, may conduct the Hearing at any location. Any JAMS Resolution Center may be designated a Hearing location for purposes of the issuance of a subpoena or subpoena duces tecum to a third-party witness.
Rule 20. Pre-Hearing Submissions
(a)Except as set forth in any scheduling order that may be adopted, at least fourteen (14) calendar days before the Arbitration Hearing, the Parties shall file with JAMS and serve and exchange (1) a list of the witnesses they intend to call, including any experts; (2) a short description of the anticipated testimony of each such witness and an estimate of the length of the witness' direct testimony; and (3) a list of all exhibits intended to be used at the Hearing. The Parties should exchange with each other copies of any such exhibits to the extent that they have not been previously exchanged. The Parties should pre-mark exhibits and shall attempt to resolve any disputes regarding the admissibility of exhibits prior to the Hearing.
(b)The Arbitrator may require that each Party submit a concise written statement of position, including summaries of the facts and evidence a Party intends to present, discussion of the applicable law and the basis for the requested Award or denial of relief sought. The statements, which may be in the form of a letter, shall be filed with JAMS and served upon the other Parties at least seven (7) calendar days before the Hearing date. Rebuttal statements or other pre-Hearing written submissions may be permitted or required at the discretion of the Arbitrator.
Rule 21. Securing Witnesses and Documents for the Arbitration Hearing
At the written request of a Party, all other Parties shall produce for the Arbitration Hearing all specified witnesses in their employ or under their control without need of subpoena. The Arbitrator may issue subpoenas for the attendance of witnesses or the production of documents either prior to or at the Hearing pursuant to this Rule or Rule 19(c). The subpoena or subpoena duces tecum shall be issued in accordance with the applicable law. Pre- issued subpoenas may be used in jurisdictions that permit them. In the event a Party or a subpoenaed person objects to the production of a witness or other evidence, the Party or subpoenaed person may file an objection with the Arbitrator, who shall promptly rule on the objection, weighing both the burden on the producing Party and witness and the need of the proponent for the witness or other evidence.
Rule 22. The Arbitration Hearing
(a)The Arbitrator will ordinarily conduct the Arbitration Hearing in the manner set forth in these Rules. The Arbitrator may vary these procedures if it is determined to be reasonable and appropriate to do so. It is expected that the Employee will attend the Arbitration Hearing, as will any other individual party with information about a significant issue.
(b)The Arbitrator shall determine the order of proof, which will generally be similar to that of a court trial.
(c)The Arbitrator shall require witnesses to testify under oath if requested by any Party, or otherwise at the discretion of the Arbitrator.
(d)Strict conformity to the rules of evidence is not required, except that the Arbitrator shall apply applicable law relating to privileges and work product. The Arbitrator shall consider evidence that he or she finds relevant and material to the dispute, giving the evidence such weight as is appropriate. The Arbitrator may be guided in that determination by principles contained in the Federal Rules of Evidence or any other applicable rules of evidence. The Arbitrator may limit testimony to exclude evidence that would be immaterial or unduly repetitive, provided that all Parties are afforded the opportunity to present material and relevant evidence.
(e)The Arbitrator shall receive and consider relevant deposition testimony recorded by transcript or videotape, provided that the other Parties have had the opportunity to attend and cross-examine. The Arbitrator may in his or her discretion consider witness affidavits or other recorded testimony even if the other Parties have not had the opportunity to cross-examine, but will give that evidence only such weight as he or she deems appropriate.
(f)The Parties will not offer as evidence, and the Arbitrator shall neither admit into the record nor consider, prior settlement offers by the Parties or statements or recommendations made by a mediator or other person in connection with efforts to resolve the dispute being arbitrated, except to the extent that applicable law permits the admission of such evidence.
(g)The Hearing, or any portion thereof, may be conducted telephonically or videographically with the agreement of the Parties or at the discretion of the Arbitrator.
(h)When the Arbitrator determines that all relevant and material evidence and arguments have been presented, and any interim or partial Awards have been issued, the Arbitrator shall declare the Hearing closed. The Arbitrator may defer the closing of the Hearing until a date determined by the Arbitrator, to permit the Parties to submit post-

Hearing briefs, which may be in the form of a letter, and/or to make closing arguments. If post-Hearing briefs are to be submitted, or closing arguments are to be made, the Hearing shall be deemed closed upon receipt by the Arbitrator of such briefs or at the conclusion of such closing arguments, whichever is later.
(i)At any time before the Award is rendered, the Arbitrator may, sua sponte or on application of a Party for good cause shown, reopen the Hearing. If the Hearing is reopened, the time to render the Award shall be calculated from the date the reopened Hearing is declared closed by the Arbitrator.
(j)The Arbitrator may proceed with the Hearing in the absence of a Party that, after receiving notice of the Hearing pursuant to Rule 19, fails to attend. The Arbitrator may not render an Award solely on the basis of the default or absence of the Party, but shall require any Party seeking relief to submit such evidence as the Arbitrator may require for the rendering of an Award. If the Arbitrator reasonably believes that a Party will not attend the Hearing, the Arbitrator may schedule the Hearing as a telephonic Hearing and may receive the evidence necessary to render an Award by affidavit. The notice of Hearing shall specify if it will be in person or telephonic.
(k)Any Party may arrange for a stenographic or other record to be made of the Hearing and shall inform the other Parties in advance of the Hearing.
(i)The requesting Party shall bear the cost of such stenographic record. If all other Parties agree to share the cost of the stenographic record, it shall be made available to the Arbitrator and may be used in the proceeding.
(ii)If there is no agreement to share the cost, the stenographic record may not be provided to the Arbitrator and may not be used in the proceeding, unless the Party arranging for the stenographic record agrees to provide access to the stenographic record either at no charge or on terms that are acceptable to the Parties and the reporting service.
(iii)If the Parties agree to the Optional Arbitration Appeal Procedure (see Rule 34), they shall, if possible, ensure that a stenographic or other record is made of the Hearing.
(iv)The Parties may agree that the cost of the stenographic record shall or shall not be allocated by the Arbitrator in the Award.
Rule 23. Waiver of Hearing
The Parties may agree to waive the oral Hearing and submit the dispute to the Arbitrator for an Award based on written submissions and other evidence as the Parties may agree.
Rule 24. Awards
(a)The Arbitrator shall render a Final Award or a Partial Final Award within thirty (30) calendar days after the date of the close of the Hearing, as defined in Rule 22(h) or (i), or, if a Hearing has been waived, within thirty (30) calendar days after the receipt by the Arbitrator of all materials specified by the Parties, except (1) by the agreement of the Parties; (2) upon good cause for an extension of time to render the Award; or (3) as provided in Rule 22(i). The Arbitrator shall provide the Final Award or the Partial Final Award to JAMS for issuance in accordance with this Rule.
(b)Where a panel of Arbitrators has heard the dispute, the decision and Award of a majority of the panel shall constitute the Arbitration Award.
(c)In determining the merits of the dispute, the Arbitrator shall be guided by the rules of law agreed upon by the Parties. In the absence of such agreement, the Arbitrator will be guided by the law or the rules of law that he or she deems to be most appropriate. The Arbitrator may grant any remedy or relief that is just and equitable and within the scope of the Parties' agreement, including, but not limited to, specific performance of a contract or any other equitable or legal remedy.
(d)In addition to a Final Award or Partial Final Award, the Arbitrator may make other decisions, including interim or partial rulings, orders and Awards.
(e)Interim Measures. The Arbitrator may grant whatever interim measures are deemed necessary, including injunctive relief and measures for the protection or conservation of property and disposition of disposable goods. Such interim measures may take the form of an interim or Partial Final Award, and the Arbitrator may require security for the costs of such measures. Any recourse by a Party to a court for interim or provisional relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.
(f)The Award of the Arbitrator may allocate Arbitration fees and Arbitrator compensation and expenses, unless such an allocation is expressly prohibited by the Parties' Agreement or by applicable law. (Such a prohibition may not limit the power of the Arbitrator to allocate Arbitration fees and Arbitrator compensation and expenses pursuant to Rule 31(c).)
(g)The Award of the Arbitrator may allocate attorneys' fees and expenses and interest (at such rate and from such date as the Arbitrator may deem appropriate) if provided by the Parties' Agreement or allowed by applicable law. When the Arbitrator is authorized to award attorneys' fees and must determine the reasonable amount of such fees, he or she may consider whether the failure of a Party to cooperate reasonably in the discovery process and/or comply with the Arbitrator's discovery orders caused delay to the proceeding or additional costs to the other Parties.
(h)The Award shall consist of a written statement signed by the Arbitrator regarding the disposition of each claim and the relief, if any, as to each claim. The Award shall also contain a concise written statement of the reasons for the Award, stating the essential findings and conclusions on which the Award is based. The Parties may agree to any other form of Award, unless the Arbitration is based on an arbitration agreement that is required as a condition of employment.
(i)After the Award has been rendered, and provided the Parties have complied with Rule 31, the Award shall be issued by serving copies on the Parties. Service may be made by U.S. mail. It need not be sent certified or registered.
(j)Within seven (7) calendar days after service of a Partial Final Award or Final Award by JAMS, any Party may serve upon the other Parties and on JAMS a request that the Arbitrator correct any computational, typographical or other similar error in an Award (including the reallocation of fees pursuant to Rule 31 or on account of the effect of an offer to allow judgment), or the Arbitrator may sua sponte propose to correct such errors in an Award. A Party opposing such correction shall have seven (7) calendar days thereafter in which to file any objection. The Arbitrator may make any necessary and appropriate corrections to the Award within twenty-one (21) calendar days of receiving a request or fourteen (14) calendar days after his or her proposal to do so. The Arbitrator may extend the time within which to make corrections upon good cause. The corrected Award shall be served upon the Parties in the same manner as the Award.
(k)The Award is considered final, for purposes of either the Optional Arbitration Appeal Procedure pursuant to Rule 34 or a judicial proceeding to enforce, modify or vacate the Award pursuant to Rule 25, fourteen (14) calendar days after service is deemed effective if no request for a correction is made, or as of the effective date of service of a corrected Award.
Rule 25. Enforcement of the Award
Proceedings to enforce, confirm, modify or vacate an Award will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. Sec 1, et seq., or applicable state law. The Parties to an Arbitration under these Rules shall be deemed to have consented that judgment upon the Award may be entered in any court having jurisdiction thereof.
Rule 26. Confidentiality and Privacy
(a)JAMS and the Arbitrator shall maintain the confidential nature of the Arbitration proceeding and the Award, including the Hearing, except as necessary in connection with a judicial challenge to or enforcement of an Award, or unless otherwise required by law or judicial decision.
(b)The Arbitrator may issue orders to protect the confidentiality of proprietary information, trade secrets or other sensitive information.
(c)Subject to the discretion of the Arbitrator or agreement of the Parties, any person having a direct interest in the Arbitration may attend the Arbitration Hearing. The Arbitrator may exclude any non-Party from any part of a Hearing.
Rule 27. Waiver
(a)If a Party becomes aware of a violation of or failure to comply with these Rules and fails promptly to object in writing, the objection will be deemed waived, unless the Arbitrator determines that waiver will cause substantial injustice or hardship.

(b)If any Party becomes aware of information that could be the basis of a challenge for cause to the continued service of the Arbitrator, such challenge must be made promptly, in writing, to the Arbitrator or JAMS. Failure to do so shall constitute a waiver of any objection to continued service by the Arbitrator.
Rule 28. Settlement and Consent Award
(a)The Parties may agree, at any stage of the Arbitration process, to submit the case to JAMS for mediation. The JAMS mediator assigned to the case may not be the Arbitrator or a member of the Appeal Panel, unless the Parties so agree, pursuant to Rule 28(b).
(b)The Parties may agree to seek the assistance of the Arbitrator in reaching settlement. By their written agreement to submit the matter to the Arbitrator for settlement assistance, the Parties will be deemed to have agreed that the assistance of the Arbitrator in such settlement efforts will not disqualify the Arbitrator from continuing to serve as Arbitrator if settlement is not reached; nor shall such assistance be argued to a reviewing court as the basis for vacating or modifying an Award.
(c)If, at any stage of the Arbitration process, all Parties agree upon a settlement of the issues in dispute and request the Arbitrator to embody the agreement in a Consent Award, the Arbitrator shall comply with such request, unless the Arbitrator believes the terms of the agreement are illegal or undermine the integrity of the Arbitration process. If the Arbitrator is concerned about the possible consequences of the proposed Consent Award, he or she shall inform the Parties of that concern and may request additional specific information from the Parties regarding the proposed Consent Award. The Arbitrator may refuse to enter the proposed Consent Award and may withdraw from the case.
Rule 29. Sanctions
The Arbitrator may order appropriate sanctions for failure of a Party to comply with its obligations under any of these Rules or with an order of the Arbitrator. These sanctions may include, but are not limited to, assessment of Arbitration fees and Arbitrator compensation and expenses; any other costs occasioned by the actionable conduct, including reasonable attorneys' fees; exclusion of certain evidence; drawing adverse inferences; or, in extreme cases, determining an issue or issues submitted to Arbitration adversely to the Party that has failed to comply.
Rule 30. Disqualification of the Arbitrator as a Witness or Party and Exclusion of Liability
(a)The Parties may not call the Arbitrator, the Case Manager or any other JAMS employee or agent as a witness or as an expert in any pending or subsequent litigation or other proceeding involving the Parties and relating to the dispute that is the subject of the Arbitration. The Arbitrator, Case Manager and other JAMS employees and agents are also incompetent to testify as witnesses or experts in any such proceeding.
(b)The Parties shall defend and/or pay the cost (including any attorneys' fees) of defending the Arbitrator, Case Manager and/or JAMS from any subpoenas from outside parties arising from the Arbitration.
(c)The Parties agree that neither the Arbitrator, nor the Case Manager, nor JAMS is a necessary Party in any litigation or other proceeding relating to the Arbitration or the subject matter of the Arbitration, and neither the Arbitrator, nor the Case Manager, nor JAMS, including its employees or agents, shall be liable to any Party for any act or omission in connection with any Arbitration conducted under these Rules, including, but not limited to, any disqualification of or recusal by the Arbitrator.
Rule 31. Fees
(a)Except as provided in paragraph (c) below, unless the Parties have agreed to a different allocation, each Party shall pay its pro rata share of JAMS fees and expenses as set forth in the JAMS fee schedule in effect at the time of the commencement of the Arbitration. To the extent possible, the allocation of such fees and expenses shall not be disclosed to the Arbitrator. JAMS' agreement to render services is jointly with the Party and the attorney or other representative of the Party in the Arbitration. The non-payment of fees may result in an administrative suspension of the case in accordance with Rule 6(c).
(b)JAMS requires that the Parties deposit the fees and expenses for the Arbitration from time to time during the course of the proceedings and prior to the Hearing. The Arbitrator may preclude a Party that has failed to deposit its pro rata or agreed-upon share of the fees and expenses from offering evidence of any affirmative claim at the Hearing.
(c)If an Arbitration is based on a clause or agreement that is required as a condition of employment, the only fee that an employee may be required to pay is the initial JAMS Case Management Fee. JAMS does not preclude an employee from contributing to administrative and Arbitrator fees and expenses. If an Arbitration is not based on a clause or agreement that is required as a condition of employment, the Parties are jointly and severally liable for the payment of JAMS Arbitration fees and Arbitrator compensation and expenses. In the event that one Party has paid more than its share of such fees, compensation and expenses, the Arbitrator may award against any other Party any such fees, compensation and expenses that such Party owes with respect to the Arbitration.
(d)Entities whose interests are not adverse with respect to the issues in dispute shall be treated as a single Party for purposes of JAMS' assessment of fees. JAMS shall determine whether the interests between entities are adverse for purpose of fees, considering such factors as whether the entities are represented by the same attorney and whether the entities are presenting joint or separate positions at the Arbitration.
Rule 32. Bracketed (or High-Low) Arbitration Option
(a)At any time before the issuance of the Arbitration Award, the Parties may agree, in writing, on minimum and maximum amounts of damages that may be awarded on each claim or on all claims in the aggregate. The Parties shall promptly notify JAMS and provide to JAMS a copy of their written agreement setting forth the agreed-upon minimum and maximum amounts.
(b)JAMS shall not inform the Arbitrator of the agreement to proceed with this option or of the agreed-upon minimum and maximum levels without the consent of the Parties.
(c)The Arbitrator shall render the Award in accordance with Rule 24.
(d)In the event that the Award of the Arbitrator is between the agreed-upon minimum and maximum amounts, the Award shall become final as is. In the event that the Award is below the agreed-upon minimum amount, the final Award issued shall be corrected to reflect the agreed-upon minimum amount. In the event that the Award is above the agreed-upon maximum amount, the final Award issued shall be corrected to reflect the agreed-upon maximum amount.
Rule 33. Final Offer (or Baseball) Arbitration Option
(a)Upon agreement of the Parties to use the option set forth in this Rule, at least seven (7) calendar days before the Arbitration Hearing, the Parties shall exchange and provide to JAMS written proposals for the amount of money damages they would offer or demand, as applicable, and that they believe to be appropriate based on the standard set forth in Rule 24(c). JAMS shall promptly provide copies of the Parties' proposals to the Arbitrator, unless the Parties agree that they should not be provided to the Arbitrator. At any time prior to the close of the Arbitration Hearing, the Parties may exchange revised written proposals or demands, which shall supersede all prior proposals. The revised written proposals shall be provided to JAMS, which shall promptly provide them to the Arbitrator, unless the Parties agree otherwise.
(b)If the Arbitrator has been informed of the written proposals, in rendering the Award, the Arbitrator shall choose between the Parties' last proposals, selecting the proposal that the Arbitrator finds most reasonable and appropriate in light of the standard set forth in Rule 24(c). This provision modifies Rule 24(h) in that no written statement of reasons shall accompany the Award.
(c)If the Arbitrator has not been informed of the written proposals, the Arbitrator shall render the Award as if pursuant to Rule 24, except that the Award shall thereafter be corrected to conform to the closest of the last proposals and the closest of the last proposals will become the Award.
(d)Other than as provided herein, the provisions of Rule 24 shall be applicable.
Rule 34. Optional Arbitration Appeal Procedure
The Parties may agree at any time to the JAMS Optional Arbitration Appeal Procedure. All Parties must agree in writing for such procedures to be effective. Once a Party has agreed to the Optional Arbitration Appeal Procedure, it cannot unilaterally withdraw from it, unless it withdraws, pursuant to Rule 13, from the Arbitration.
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